Exhibit 10.1

ASSET PURCHASE AGREEMENT
by and among
CXT INCORPORATED,
AND
DULWORTH ENTERPRISES, INC.
AND
TOMMY DULWORTH,
CLINT DULWORTH,
MATT DULWORTH,
2026 TOMMY DULWORTH INVESTMENT TRUST, AN IRREVOCABLE TRUST U/T/A AUGUST 5, 2026,
2026 MATT DULWORTH INVESTMENT TRUST, AN IRREVOCABLE TRUST U/T/A AUGUST 3, 2026,
AND
2026 CLINT DULWORTH INVESTMENT TRUST, AN IRREVOCABLE TRUST U/T/A AUGUST 3, 2026

DATED OCTOBER 28, 2026

TABLE OF CONTENTS
- i -

    - ii -

    - iii -

Exhibit A – Escrow Agreement
Exhibit B – Estimated Closing Statement
Exhibit C – Intentionally Omitted
Exhibit D – Bill of Sale
Exhibit E – Assignment and Assumption Agreement
Exhibit F – Intellectual Property Assignment
Exhibit G – Tommy Dulworth Employment Agreement
Exhibit H – Matt Dulworth Employment Agreement
Exhibit I – Patent Assignment
Exhibit J – DV Bill of Sale
Exhibit K – Equipment Lease
Exhibit L – ROFR
Exhibit M – Preferred Pricing Agreement
Exhibit N – Real Estate License Agreement
Exhibit O – Tommy Dulworth Bill of Sale
Exhibit P – Matt Dulworth Bill of Sale

    - iv -

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated October 28, 2026, is entered into by and among Dulworth Enterprises, Inc., a Texas corporation (“Seller”), Tommy Dulworth, an individual resident of the State of Texas (“Tommy Dulworth”), Clint Dulworth, an individual resident of the State of Texas (“Clint Dulworth”), Matt Dulworth, an individual resident of the State of Texas (“Matt Dulworth”), 2026 Tommy Dulworth Investment Trust, an irrevocable trust U/T/A August 5, 2026 (the “Tommy Trust”), 2026 Matt Dulworth Investment Trust, an irrevocable trust U/T/A August 3, 2026 (the “Matt Trust”), and 2026 Clint Dulworth Investment Trust, an irrevocable trust U/T/A August 3, 2026 (the “Clint Trust,” and together with Tommy Dulworth, Clint Dulworth, Matt Dulworth, Tommy Trust and Matt Trust, each, an “Owner” and, collectively, the “Owners”, and together with Seller, the “Seller Parties”, and each individually, a “Seller Party”), and CXT Incorporated, a Delaware corporation (“Buyer”). Seller, Buyer and the Owners are each sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
A.Seller is engaged in the Business (as defined below).
B.The Owners collectively own 100% of the issued and outstanding shares of capital stock of Seller and, therefore, will derive substantial direct and indirect benefit from the consummation of the transactions contemplated hereby.
C.Buyer, Seller, and the Owners desire to enter into this Agreement whereby Seller agrees to sell, assign, transfer, convey, deliver and delegate to Buyer, and Buyer agrees to acquire and assume from Seller, the Purchased Assets and the Assumed Liabilities, on the terms and subject to the conditions set forth herein.
D.Seller and the Owners acknowledge that Buyer is paying substantial consideration for the Purchased Assets, and that payment of such consideration will inure to Seller’s and the Owners’ benefit, and that Seller’s and the Owners’ agreement to the terms of this Agreement and to the terms of the other Transaction Documents (including any restrictive covenants contained herein or therein) are a material inducement for Buyer to enter into this Agreement.
E.Dulworth Ventures, LLC, a Texas limited liability company and sister company of Seller (“Dulworth Ventures”), operates a septic tank installation business separate from the Business and not included in the Purchased Assets (the “Septic Installation Business”); provided, however, that as a condition to the Closing, Dulworth Ventures shall enter into separate agreements with Buyer, pursuant to which, among other things, (i) Dulworth Ventures shall agree to transfer and assign to Buyer certain vehicles and equipment (the “DV Equipment”), (ii) Dulworth Ventures shall give Buyer a right of first refusal to purchase the Septic Installation Business, and (iii) Dulworth Ventures and Buyer shall agree to certain supply and pricing terms.
F.Concurrently with the execution of this Agreement, Mabra Investments, LLC, a Texas limited liability company and an Affiliate of Seller (“Mabra”), and Buyer (or an Affiliate of Buyer) are entering into a separate real estate purchase agreement (the “Real Estate Purchase

Agreement”) providing for the purchase and sale of certain real property associated with the Business for a purchase price of $3,700,000.
The Parties, therefore, hereby agree as follows:
Article I
DEFINITIONS
Section 1.01Definitions. For purposes hereof, the following terms have the respective meanings set forth in this Section 1.01:
“Affiliate” means, with respect to any specified Person, (i)any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, (ii) with respect to any Person who is a natural person, such Person’s spouse. For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Business” means Seller’s business of manufacturing precast concrete products, including septic tanks and storm shelters, as well as Seller’s business of manufacturing Aeris Aerobics septic systems, but specifically excludes Dulworth Ventures’ Septic Installation Business.
“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banks in Wilmington, Delaware are authorized or required by Law to be closed.
“Business Personnel” means the employees and independent contractors of Seller.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-135), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means all legally-binding executory contracts, agreements, leases, subleases, licenses, commitments, instruments, arrangements, undertakings and other legally-binding obligations, written or oral, contingent or otherwise and all amendments thereto.
“Customary Licenses” means Contracts for commercially available off-the-shelf Software for an annual or one-time license fee of no more than $50,000 in the aggregate.
“Employee Benefit Plan” means each deferred compensation, retention, change of control, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity or equity-based compensation, phantom equity, employment, consulting, severance, health, vacation, paid time off, supplemental unemployment benefit, hospitalization insurance, medical, dental, vision, prescription drug, disability, life, welfare, legal services, fringe benefit, pre-tax, and other compensation and employee benefit plan, program, agreement, contract, arrangement or policy, in each case whether or not in writing, including any “welfare benefit plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA) and any “pension benefit plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA).
“Encumbrance” means any charge, claim, lien, lease, license, option, pledge, security interest, encumbrance, mortgage, deed of trust, hypothecation, community or other marital property interest, equitable interest, right of way, easement, default of title, encroachment, servitude, option, right of first offer or first refusal, or buy/sell agreement and any other restriction or encumbrance with respect to voting (in the case of any security or Equity Interest), transfer or exercise of or receipt of income from, any other attribute of ownership.
“Enforceability Limitations” means limitations on enforcement imposed by or arising under or in connection with (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).
“Environmental Law” means all Laws and Governmental Orders relating to (a) the protection of the natural environment, including ambient air, soil vapor, surface water, ground water, land surface or subsurface strata and natural resources, (b) the protection of human health as it pertains to exposure to Hazardous Materials, or (c) the handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Material.
“Equity Interests” means (a) any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any and all ownership interests in a Person other than a corporation, including units, membership interests, limited liability company interests, partnership interests, joint venture interests and beneficial interests, (c) any and all warrants, options, subscriptions or other rights to purchase or otherwise acquire, or which are convertible into or exercisable or exchangeable for, any of the foregoing, and (d) any other indicia of equity ownership (including any profits interest).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with Seller is, or at any relevant time was, deemed a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means the Person designated to serve as escrow agent pursuant to the Escrow Agreement.
“Escrow Agreement” means an escrow agreement, substantially in the form of Exhibit A attached hereto, to be entered into at the Closing by Seller, Buyer, and the Escrow Agent.

“Estimated Closing Statement” means that certain statement prepared by Seller and delivered to Buyer at least two (2) Business Days prior to the Closing Date, which such statement is attached hereto as Exhibit B and sets forth in reasonable detail Seller’s good faith calculations of (a) the estimated aggregate amount of Outstanding Transaction Expenses unpaid as of the Effective Time (the ”Estimated Outstanding Transaction Expenses”), and (b) the estimated aggregate amount of Indebtedness of Seller and the Business unpaid as of the Effective Time (the ”Estimated Indebtedness Amount”).
“Excluded Accounts Receivable” means that certain accounts receivable of Dusty Rhodes Septic in the amount of $76,600.08.
“Excluded Taxes” means any and all Liabilities for: (a) Taxes with respect to the Business, the Purchased Assets, the Assumed Liabilities, or the Business Personnel for any Pre-Closing Tax Period; (b) Taxes relating to the Excluded Assets or the Excluded Liabilities for any period; (c) Taxes imposed on or payable by Seller, the Owners or any of their Affiliates, or for which Seller, the Owners or any of their Affiliates is otherwise liable, for any taxable period, and regardless of whether the possibility of the assertion or assessment of any such Tax Liability shall have been disclosed to Buyer at or prior to the Closing; (d) except as explicitly set forth herein, Taxes of any Seller Parties arising out the consummation of the transactions contemplated by this Agreement; and (e) Taxes that are the responsibility of Seller and the Owners pursuant to Section 7.05(a).
“Fraud” means actual and intentional fraud under the common law of the State of Delaware by a Party in making the representations and warranties expressly set forth in Articles IV, V or VI (as applicable), as qualified by the Schedules, or in any certificate delivered pursuant to this Agreement; provided, that such actual and intentional fraud shall be deemed to exist only if such Party had actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty was false when made, with the specific intent to induce the Party to whom such representation or warranty was made to rely thereon and to enter into this Agreement. “Fraud” expressly excludes equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, and any tort (including fraud) based on negligence or recklessness.
“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.
“Government Contract” means any Contract (excluding Government Contract Bids) to which Seller is a party with a Governmental Authority or any Person, including a prime contractor or a higher tier subcontractor to a Governmental Authority, for the manufacture or sale of products or the provision of services by Seller for or to, directly or indirectly, a Governmental Authority. A task order, purchase order or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates, unless otherwise stated herein. For the avoidance of doubt, except to the extent provisions thereof flow through to the Contract with Seller, the term “Government Contract” does not include any prime or higher tier Contracts as to which Seller is not a direct party.

“Government Contract Bids” means quotations, bids and proposals for awards of new Government Contracts made by Seller for which no award has been made and for which Seller believes there is a reasonable prospect that such an award may yet be made.
“Governmental Authority” means any domestic, foreign, federal, state, municipal, provincial, or local government, or political subdivision thereof, or any governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, settlement, ruling, determination or award entered by or under the jurisdiction of any Governmental Authority, whether temporary, preliminary or permanent.
“Hazardous Materials” means those substances, whether waste materials, raw materials, finished products, co-products, byproducts or any other materials or articles or constituents thereof, which (from use, handling, processing, storage, emission, disposal, spill, labelling, Release or any other activity or for any other reason) are regulated by, for which Liability or standards of conduct may be imposed under, or are defined as a contaminant, pollutant, dangerous, designated or controlled substance product, solid or hazardous waste, hazardous substance, deleterious substance, harmful substance, radioactive substance, pollutant, or toxic substance under any Environmental Law, including petroleum and petroleum products, by-products, derivatives or wastes, asbestos or asbestos-containing materials or products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs) or materials containing the same, lead or lead-based paints or materials, or radon.
“Indebtedness” means, with respect to any Person, all indebtedness, Liabilities or payment obligations of such Person, without duplication, in respect of (a) borrowed money, whether or not evidenced by bonds, debentures, notes or other similar instruments (including any letter of credit, banker’s acceptance or related reimbursement agreement), to the extent drawn, and any notes issued in connection with any acquisition undertaken by such Person and including any promissory note or other indebtedness owing by such Person to any Affiliate of such Person (including with respect to Seller and its respective direct or indirect owners), (b)  lease obligations required to be capitalized under GAAP, (c) any rate swap, commodity swap, basis swap, equity swap, option, exchange, repurchase or other similar hedging transaction (valued on a market quotation basis), (d) any indebtedness evidenced by any note, bond, debenture or other debt security, (e) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (including any earnouts or holdbacks), (f) accrued and unpaid dividends of Seller, (g) any guarantees of indebtedness (including the items described in this definition) or any indebtedness guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse), (h) any interest, penalty (prepayment or otherwise), fees, costs, premiums or expenses, to the extent due or owing in respect of any of the foregoing, whether resulting from their payment or discharge or otherwise, and (i) any of the items described in this definition secured by any Encumbrance on any property or asset of such Person; provided, the term “Indebtedness” will not include any Outstanding Transaction Expenses or trade account payables generated in the Ordinary Course of Business.
“Indemnity Escrow Amount” means $3,000,000.
“Intellectual Property Licenses” means all Contracts, other than Customary Licenses and non-exclusive licenses granted by or to Seller in the Ordinary Course of Business, pursuant to which Seller licenses any Intellectual Property Rights to or from another Person.
“Intellectual Property Rights” means all statutory or common law intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction anywhere in the world, including: (a) patents and patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations in part, and reexaminations; (b) copyrights, copyright registrations and applications to register copyrights; (c) trademarks, trade names, trade dress, service marks, service names, brand names, fictitious business names (d/b/a’s), logos, symbols, slogans, or tag lines, and registrations and applications to register any of the foregoing, and including the good will of the business in which each and every of the foregoing items is or has been used, or with that part of the goodwill of the Business connected with the use of and symbolized by each and every of the foregoing items; (d) trade secrets, including know-how, inventions (whether patentable or unpatentable), discoveries, concepts, ideas, methods, processes, designs, recipes, formulae, technical data, drawings, specifications, operating manuals, customer lists, customer data bases, knowledge data bases, pricing information and other proprietary and confidential information; (e) domain names, website addresses, telephone numbers, social media accounts or designations; (f) Software, including interpreted or compiled source code, object code, development documentation, programming tools, drawings, specifications and data; (g) database rights; and (h) all other proprietary rights.
“IRS” means the U.S. Internal Revenue Service.
“Labor Matter” means any organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim.
“Law” means any foreign or domestic, federal, state or local law, statute, ordinance, code, rule, regulation, policy, common law ruling or reporting of a Governmental Authority, including any interpretation or guidance thereof by a Governmental Authority.
“Liability” means any direct or indirect liability or obligation of a Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
“Losses” means any and all losses, Liabilities, demands, judgments, claims, charges, actions or causes of action, assessments, damages, deficiencies, out-of-pocket expenses (including interest, penalties, court costs, reasonable third-party legal, consulting and other professional fees and out-of-pocket expenses and all amounts paid to third parties in the investigation, defense or settlement of any of the foregoing), fines, Encumbrances, or other out-of-pocket costs or expenses, whether or not involving the claim of another Person.
“Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect upon the financial condition, business, assets, or results of operations of Seller or the Business or (b) would prevent, materially delay or materially impede the ability of the Seller Parties or Seller to perform their obligations under this Agreement, any of the other Transaction Documents or to consummate the transactions contemplated hereby or thereby (including the Transactions); provided, that for purposes of clause (a) above, “Material Adverse Effect” will not include any adverse event, change, development, effect, condition, circumstance, matter, occurrence or state of facts arising from or related to: (i) general economic or political conditions in any of the industries, markets or geographical areas where Seller operates, (ii) any act of terrorism, sabotage, similar calamity or war (whether or not declared), including any cyber-attack by any Person, in each case upon the United States or any territory, possession, diplomatic or consular office, military installation, equipment or personnel of the United States, or any escalation or worsening of any of the foregoing, (iii) changes in accounting principles, including GAAP, (iv) changes in any financial, securities, currency, capital or credit market or in any general economic, political, regulatory, social, legal or Tax condition, (v) changes in any Laws, rules, regulations, orders, enforcement policies or other binding directives issued by any Governmental Authority, (vi) man-made or natural disasters (including hurricane, tornado, flood, earthquake, weather, natural disaster or any other acts of God), epidemic, plague, pandemic or other outbreak or illness, or any increase or decrease thereof, including any response thereto (including any measure taken in response to any of the foregoing), (vii) any announcement, pendency or consummation of any transaction contemplated hereby or thereby, the identity of Buyer or any of its Affiliates or any of its or any of their personnel or any other fact or circumstance relating to Buyer or any such other Person, or the announcement or other disclosure of Buyer’s or any of Buyer’s Affiliate’s plans or intentions with respect to the conduct of the Business or any related business operations, (viii) failures to meet any internal, industry or analyst projections, forecasts or predictions for any period (however, any underlying fact causing such failure that is not otherwise excluded in this definition of “Material Adverse Effect” may be taken into account in determining the occurrence (or likelihood or type of likelihood of occurrence) of a Material Adverse Effect), (ix) actions taken (or omitted to be taken) by or on behalf of Buyer or any of its Affiliates, or (x) actions taken (or omitted to be taken) by Seller or any other Seller Party or any of their respective Affiliates that are required to be taken (or not taken) pursuant to this Agreement or any other Transaction Document, provided, that with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), to the extent that such matter has a disproportionate effect on Seller, relative to other comparable entities operating in the industries or markets in which Seller operates, such matter will not be excluded.
“Non-Competition Period” means the five (5) year period immediately following the Closing Date.

“Ordinary Course of Business” means, with respect to a given Person, any action taken by such Person in the ordinary course of business consistent with past practices and is taken in the ordinary course of the normal, day-to-day operations of such Person.
“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization, certificate of limited partnership and any joint venture, limited liability company, operating, voting or partnership agreement, shareholder agreement, by-laws, trust agreement or similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Outstanding Transaction Expenses” means (a) any and all fees and expenses payable by or on behalf of Seller or the Owners relating to the negotiation, execution, and delivery of any letter of intent or term sheet, this Agreement, and any other Transaction Document, as well as the consummation of the transactions contemplated hereby and thereby, that are incurred by or on behalf, or charged to Seller or the Owners, including all legal, tax, accounting, financial, and other advisory and consulting fees, and other amounts that may become payable by Seller or the Owners in connection with the negotiation, execution, and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby (including all sale, change-of-control, “stay-around,” retention, severance, or similar bonuses, compensation, other payments to current or former officers, directors, employees, and other service providers of Seller paid or payable as a result of or in connection with the transactions contemplated hereby, in each case, together with the employer’s portion of any payroll, social security, unemployment, and similar Taxes thereon), and (b) one-half of the amount of any Transfer Taxes. The fee of the Escrow Agent is expressly excluded from the definition of “Outstanding Transaction Expenses.”
“Permit” means any permit, registration, certification, license, approval, waiver, variance, or other authorization required by Law or required or granted by any Governmental Authority.
“Permitted Encumbrances” means each of the following: (a) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security mandated by applicable Laws; (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Encumbrances which have arisen in the Ordinary Course of Business for amounts which are not delinquent and for which adequate reserves are reflected on the Interim Financial Statements and that are not resulting from a breach, default or violation by Seller of any Contract or Law or are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP or other appropriate security has been provided; (c)  Encumbrances for current Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP or other appropriate security has been provided; (d) imperfections and irregularities of title that do not materially impair the current use or value of the applicable asset; and (e) non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business.

“Person” means any individual, firm, proprietorship, partnership, corporation, limited liability company, limited partnership, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or any other type of entity.
“Personal Information” means any data or information associated with, or reasonably linked to, directly or indirectly, an identified or identifiable individual or household, including any data or other information protected by or subject to any applicable Laws or contractual obligations regarding privacy, security or data protection (including with reference to “personal data,” “personal information,” or “personally identifiable information”) including an individual’s name, mailing address, email address, phone number, date of birth, health information, social security number, license number, financial account information, credit-debit cardholder information, profile information, online identifiers and tracking data.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Privacy and Security Laws” means any and all applicable Laws in any applicable jurisdiction relating to (a) privacy, data protection, consumer protection, and data security, (b) the processing of and breach and/or breach notification of Personal Information (including Personal Information of employees of Seller and third parties), (c) telephone and text message communications, and (d) online tracking; and marketing by email or other channels.
“Proceeding” means any claim, action, audit, examination, inquiry, claim, assessment, suit, arbitration, proceeding (arbitral, administrative, judicial, or otherwise), or other litigation or demand.
“Property Taxes” means all ad valorem, real property and personal property Taxes, all general and special private and public assessments relating to real property and all similar obligations and Taxes.
“Related Party” means (a) any officer, director, or equityholder of Seller (including the Owners), (b) any individual related by blood, marriage, or adoption to any individual listed in clause (a) of this definition, to any equityholder of Seller (including the Owners), or (c) any Person in which any individual listed in clause (a) or (b) of this definition has a beneficial interest.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, emptying, pouring, disposal, escaping, leaching or dumping of Hazardous Materials into the environment.
“Representatives” means, with respect to a Person, such Person’s officers, directors, managers, employees, equityholders, investment bankers, financial and other advisors, financing sources, attorneys, accountants, agents and other representatives.

“Schedules” means the Schedules delivered by Seller, the Owners, and Buyer concurrently with the execution and delivery of this Agreement.
“Seller Employee Benefit Plan” means each Employee Benefit Plan that is established, maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller or any ERISA Affiliate has or may have any Liability.
“Seller’s Knowledge” or any other similar knowledge qualification with respect the Owners or Seller means (a) the actual knowledge of each of the Owners and Lori Dawn, and (b) the knowledge that any such individual referred to in clause (a) above, as a prudent person, would have obtained in the conduct or performance of his or her duties as an officer, manager or employee of Seller.
“Software” means any form of software, including applications, utilities, platforms, dashboards, tools, mobile app, diagnostics, databases and embedded systems, whether in source code, interpreted code, compiled code, object code, executable code, firmware or other form.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or controls any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Tax Contest” means any audit, investigation, claim, litigation, assessment, reassessment, dispute, controversy, or other Proceeding relating to Taxes.
“Tax Return” means any return, declaration, form, report, claim for refund, information return or statement, or other document required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing Date that binds Seller and provides for the allocation,

apportionment, sharing, indemnification or assignment of any Tax liability, in each case, other than any such agreement or arrangement entered into in the Ordinary Course of Business the primary purpose of which is not the indemnification of Taxes.
“Taxes” means all United States, federal, state, county, local, foreign, and other taxes, including income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security, employment, unemployment, estimated, excise, severance, environmental, stamp, capital stock, alternative or add-on minimum, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, estimated, or other taxes, fees, assessments, or charges of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not.
“Transaction Documents” means this Agreement, the Bill of Sale, the Employment Agreements, the Escrow Agreement, the Intellectual Property Assignment, and the other agreements, instruments, and documents required to be delivered by a Party or any other Person at the Closing.
“Transactions” means the transactions contemplated by this Agreement.
“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.
“Withdrawal Liability” means any Liability assessed by a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) pursuant to Sections 4201 and 4219 of ERISA or otherwise as a result of a complete or partial withdrawal, within the meaning of Sections 4203 and 4205, respectively, of ERISA, from such “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
Section 1.02Cross References. Each of the following capitalized terms is defined in the Section of this Agreement set forth opposite such term below:

Term	Section
Agreed Amount	8.05(b)
Agreement	Preamble
Allocation	2.09
Allocation Methodology	2.09
Acquisition Engagement	9.16(a)
Assignment and Assumption Agreement	3.02(b)
Assumed Liabilities	2.03
Bill of Sale	3.02(a)
Books and Records	2.01(j)
Buyer	Preamble

Term	Section
Buyer Indemnified Parties	8.02(a)
Cap	8.04(a)
Chosen Courts	9.12
Claimed Amount	8.05(b)
Clint Dulworth	Preamble
Clint Trust	Preamble
Closing	3.01
Closing Date	3.01
Closing Payment	2.07(d)
COBRA Continuation Coverage	7.01(e)

Term	Section
Current Government Contracts	5.20(a)
Data Incident	5.18(b)
Deductible	8.04(a)
Direct Claim	8.05(b)
Dulworth Ventures	Recital E
DV Bill of Sale	3.02(h)
DV Equipment	Recital E
Effective Time	3.01
Employee Health Plan	5.12(d)
Employment Agreements	3.02(f)
Employment Laws	5.13(c)
Equipment Lease	3.02(i)
Estimated Indebtedness Amount	1.01
Estimated Outstanding Transaction Expenses	1.01
Excluded Assets	2.02
Excluded Contracts	2.02(c)
Excluded Liabilities	2.04
Existing Counsel	9.16(a)
Financial Statements	5.09(a)
Former Name	7.08
Fundamental Representations	8.01(b)
HCERA	5.12(d)
Healthcare Reform Laws	5.12(d)
Immigration Laws	5.13(g)
Indemnified Party	8.05(a)(i)
Indemnifying Party	8.05(a)(i)
Independent Accounting Firm	2.09
Intellectual Property Assets	2.01(d)
Intellectual Property Assignment	3.02(c)
Interim Financial Statements	5.09(a)
Inventory	2.01(b)
IT Assets	5.17(a)
Key Customer	5.28
Key Vendor	5.28
Leased Real Property	5.22(a)
Lookback Date	5.09(a)
M&A Qualified Beneficiaries	7.01(e)

Term	Section
Mabra	Recital F
Material Contracts	5.19(a)
Matt Dulworth	Preamble
Matt Dulworth Employment Agreement	3.02(f)
Matt Trust	Preamble
Owned Real Property	5.22(b)
Owner(s)	Preamble
Party or Parties	Preamble
Patent Assignment	3.02(g)
Payoff Letters	3.02(m)
Performance Bonds	5.29(c)
PPACA	5.12(d)
Preferred Pricing Agreement	3.02(k)
Privacy and Security Requirements	5.18(a)
Properties	5.15(a)
Property Tax Statement	2.11(b)
Proprietary Information	7.09(c)
Purchase Price	2.06
Purchased Accounts Receivable	2.01(a)
Purchased Assets	2.01
Purchased Contracts	2.01(c)
Purchased Inventory	2.01(b)
Real Estate License Agreement	3.02(l)
Real Estate Purchase Agreement	Recital F
Real Property	5.22(b)
Real Property Lease	5.22(a)
Recovery Costs	8.04(c)
Registered IP	5.16(a)
Required Consents	2.05
Restricted Parties	7.09(b)
ROFR	3.02(j)
Seller	Preamble
Seller Indemnified Parties	8.03
Seller Insurance Policies	5.21
Seller Party(ies)	Preamble
Septic Installation Business	Recital E

Term	Section
Tangible Personal Property	2.01(e)
Tax Clearance Certificate	3.02(q)
Tax Consideration	2.09
TERP Equipment	2.02(n)
Third Party Claim	8.05(a)(i)
Tommy Dulworth	Preamble
Tommy Dulworth Employment Agreement	3.02(e)

Term	Section
Tommy Trust	Preamble
Transfer Taxes	7.05(a)
Transferred Employee	7.01(a)
Utilities	5.22(a)
WARN Act	5.13(f)
Work in Process	5.29(a)
Article II
PURCHASE AND SALE
Section 2.01Purchase and Sale of Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title, and interest in, to, and under all of the assets, properties, and rights of every kind and nature, whether real, personal, or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:
(a)all billed and unbilled accounts receivable including all trade accounts receivable, notes receivable from customers, and all other obligations from customers, including the items listed on Schedule 2.01(a), and any security, claim, remedy, or other right related to any of the foregoing, in each case, but specifically excluding the Excluded Accounts Receivable (collectively, the “Purchased Accounts Receivable”);
(b)all inventory, wherever located, including all raw materials, spare parts, and all other materials and supplies to be used or consumed in the production of finished goods and finished goods inventory (“Inventory”), including the Inventory set forth on Schedule 2.01(b) (collectively, the “Purchased Inventory”);
(c)all rights existing under all Contracts and open purchase orders, excluding those identified as Excluded Assets, but including those Contracts set forth on Schedule 2.01(c) (collectively, the “Purchased Contracts”);
(d)all Intellectual Property Rights, including the Intellectual Property Rights identified on Schedule 2.01(d), all telephone and fax numbers, domain names, websites, social media accounts, and any content (including any copyright therein), and all goodwill associated therewith (collectively, the “Intellectual Property Assets”) other than any Intellectual Property Rights included in the Excluded Assets;
(e)all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers, and other tangible personal property, in each case, owned or leased by Seller, including those items listed on Schedule 2.01(e) (collectively, the “Tangible Personal Property”);
(f)all prepaid expenses, credits, advance payments, security deposits, charges, sums, and fees relating to the Business or the Purchased Assets, including those set forth on Schedule 2.01(f);

(g)all Permits, to the extent assignable, including those listed on Schedule 2.01(g);
(h)all insurance and warranty benefits and proceeds received after the Closing Date with respect to damage, non-conformance of, or loss to the Purchased Assets or with respect to the Purchased Assets or the Assumed Liabilities;
(i)all of Seller’s rights under claims, warranties, indemnities, deposits, guarantees, causes of action, rights of recovery, rights of set-off, and rights of recoupment of every kind and nature with respect to the Purchased Assets;
(j)originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements, and marketing and promotional surveys, material, and research, with respect to the Business or the Purchased Assets (collectively, the “Books and Records”);
(k)all contractual rights of Seller to enforce any confidentiality, non-disclosure, non-competition, non-solicitation, or other restrictive covenants in favor of, or similar obligations owed to, Seller with respect to the Business to the extent assignable under applicable Law;
(l)the owned real property, including any buildings, improvements and fixtures thereon, that is subject to the Real Estate Purchase Agreement;
(m)the DV Equipment; and
(n)all goodwill and going concern value of Seller arising out of or relating to the Business.
Section 2.02Excluded Assets. Notwithstanding the Purchased Assets described in Section 2.01 or anything in this Agreement to the contrary, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning (and Seller is retaining), the following assets or properties of Seller (the “Excluded Assets”):
(a)all cash and cash equivalents, all bank accounts and securities held by Seller;
(b)the Excluded Accounts Receivable;
(c)all rights under each Contract set forth on Schedule 2.02(c) (the “Excluded Contracts”);
(d)the corporate seals, Organizational Documents, minute books, stock books, statutory books, or other records having to do with the corporate organization of Seller;
(e)all collective bargaining agreements, employee Contracts, personnel files, other employee-related files or records, and any other books and records that Seller is prohibited from transferring to Buyer under applicable Law or is required by applicable Law to retain;
(f)all business insurance policies and rights thereunder of Seller, except to the extent specified in Section 2.01(f);

(g)all Seller Employee Benefit Plans and assets attributable thereto;
(h)(i) all Tax Returns of the Seller Parties, and (ii) all Tax refunds (or claim therefor), credits, receivables, or any other Tax assets of the Seller Parties, including with respect to the Purchased Assets and the Business in respect of Pre-Closing Tax Periods;
(i)all Permits that are not assignable;
(j)all Indebtedness and all Contracts related to Indebtedness of Seller or the Business, including any loans from the Owners or any Affiliate of the Owners (or any other Related Party) to Seller;
(k)unless expressly acquired pursuant to Section 2.01(c), any and all capital or capitalized leases (or leases required by GAAP to be capitalized);
(l)all rights to any Proceeding of any nature being pursued by Seller prior to the date hereof, whether arising by way of counterclaim or otherwise;
(m)Seller’s rights under or pursuant to this Agreement or any of the other Transaction Documents;
(n)the equipment listed on Schedule 2.02(n) (the “TERP Equipment”);
(o)all Equity Interests in any Person owned or held by Seller;
(p)the name “Dulworth” and “Dulworth Enterprises” and any variation or derivation thereof; and
(q)all of Seller’s right, title and interest in and to each of the assets or properties set forth on Schedule 2.02(q).
Section 2.03Assumed Liabilities. At the Closing, Seller will assign and delegate to Buyer, and Buyer will assume from Seller, the following, but only the following, Liabilities of Seller: Seller’s obligations under the Purchased Contracts, to the extent (and only to the extent) that such obligations (i) first arise or accrue after the Closing and relate to the period after the Closing, (ii) do not arise as a result of any action, inaction, error, omission, breach, or default by Seller or any of its Affiliates occurring prior to or as of the Closing, and (iii) are not included in the Excluded Liabilities or otherwise the responsibility of Seller pursuant to this Agreement (collectively, the ”Assumed Liabilities”).
Section 2.04Excluded Liabilities
. Other than the Assumed Liabilities expressly set forth above, all other Liabilities of Seller (collectively, the “Excluded Liabilities”) expressly will not be assumed by Buyer and will remain the sole responsibility of and will be retained by Seller. For the avoidance of doubt, the Excluded Liabilities include, among others: (a) all Liabilities that are caused by any action, inaction, error, omission, breach, or default by Seller, the Owners, or any of their respective Affiliates prior to or as of the Closing, including with respect to any Purchased Contract or the conduct of the Business prior to or as of the Closing; (b) all Excluded Taxes; (c) all product Liability, all product returns, and all warranty Liability with respect to sales of any products or services provided by Seller; (d) all Liabilities arising out of, relating to, or in respect of the Excluded Assets; (e) all Liabilities arising out of, relating to, or in respect of Contracts relating to “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA), including any Withdrawal

Liability or delinquent contributions; (f) all Indebtedness of Seller and/or the Business and Liabilities arising out of, relating to, or in respect thereof; (g) all Liabilities arising out of, relating to, or in respect of the employment or engagement, potential employment or engagement, or termination of employment or engagement of any Person by Seller in respect of any period prior to or as of the Closing, including all Liabilities arising from (i) the misclassification of any employee as exempt from the requirements of the Fair Labor Standards Act or analogous applicable Laws of any state, (ii) the misclassification of any employee as an independent contractor, (iii) workers’ compensation and short- or long-term disability claims that relate to events occurring prior to or as of the Closing, (iv) any collective bargaining agreements to which Seller is a party, each of which is listed on Schedule 5.13(e)(i) (if any), or (v) any violation of any applicable Law by Seller, the Owners, or any of their respective Affiliates prior to or as of the Closing; (h) all Liabilities arising out of, relating to, or in respect of any Seller Employee Benefit Plan; (i) all Outstanding Transaction Expenses; (j) all Liabilities arising out of, relating to, or in respect of any Proceeding settled, pending, or threatened as of Closing against Seller, the Business, or any Purchased Asset; (k) all trade accounts payable of Seller; and (l) any other Liabilities of Seller not expressly included in the Assumed Liabilities.
Section 2.05Consents of Third Parties. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey, or deliver any intended Purchased Asset set forth on Schedule 2.05 or any claim or right or any benefit arising thereunder or resulting therefrom if such attempted sale, assignment, transfer, conveyance, or delivery, without the consent, approval, or authorization of a Governmental Authority or other third party (collectively, the ”Required Consents”), would (a) constitute a breach or other contravention of such intended Purchased Asset, (b) be void or voidable, or (c) in any way adversely affect the rights of Buyer thereunder, unless and until each Required Consent is obtained; provided, however, that the foregoing shall not limit or affect the representations and warranties of the Owners contained in Article IV or the representations and warranties of Seller and the Owners contained in Article V. If any Required Consent is not obtained prior to the Closing and the Closing nonetheless occurs, Seller and the Owners shall use commercially reasonable efforts for up to 180 days after the Closing Date to obtain such Required Consent as promptly as practicable thereafter, and until such Required Consent is obtained Seller and the Owners shall use commercially reasonable efforts to cooperate with Buyer in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the related obligations under any Purchased Asset that is subject to the provisions of this Section 2.05 in accordance with this Agreement, including by means of any sub-contracting, sub-licensing, or sub-leasing arrangement with Buyer, or under which Seller would use commercially reasonable efforts to enforce (at the reasonable direction and sole expense of Buyer) for the benefit of Buyer, with Buyer assuming Seller’s related obligations, any and all rights of Seller against a third party thereto (including, if applicable, the right to elect to terminate such Purchased Asset in accordance with the terms thereof upon Buyer’s written request and the right to pursue all actions necessary to enforce any confidentiality, non-disclosure, non-competition, non-solicitation, or other similar obligations as and to the extent requested by Buyer (in which case Buyer will reimburse Seller for all reasonable and documented out-of-pocket fees and expenses actually incurred by Seller in connection with Seller’s taking of any such enforcement actions) with respect to any Purchased Asset). Seller shall promptly remit to Buyer when received all monies received by Seller in respect of any such Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom. Upon receipt of any Required Consent, Seller shall promptly sell, assign, transfer, convey, and deliver such Purchased Asset to Buyer for no additional consideration. In addition, following the Closing, each of the Seller Parties, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to, upon receiving written request from the other Party or Parties, execute and deliver, or cause to be executed and delivered, such documents and other instruments and shall take, or cause to be taken, such further actions as may be reasonably required to carry out this Section 2.05 and give effect to the transactions contemplated by this Section 2.05.
Section 2.06Purchase Price. The aggregate purchase price for the Purchased Assets will be Forty-Eight Million Four Hundred Eighty Thousand Dollars ($48,480,000) (the “Purchase Price”). As additional consideration, Buyer will assume the Assumed Liabilities at the Closing.
Section 2.07Payment of Purchase Price; Assumption of Liabilities. On the Closing Date, Buyer will pay or cause to be paid an aggregate amount equal to the Purchase Price, as follows:
(a)to each of the payees thereof for whom Seller has provided an invoice (as applicable) to Buyer prior to the Closing Date, the Estimated Outstanding Transaction Expenses, by wire transfer of immediately available funds, on behalf of Seller;
(b)to each of payees thereof for whom Seller has provided a Payoff Letter to Buyer prior to the Closing Date, the Estimated Indebtedness Amount, by wire transfer of immediately available funds, on behalf of Seller;
(c)to the Escrow Agent, the Indemnity Escrow Amount, by wire transfer of immediately available funds, for deposit into an escrow account established pursuant to the terms of the Escrow Agreement; and
(d)to Seller, by wire transfer of immediately available funds to an account designated by Seller prior to the Closing Date, an aggregate amount (the “Closing Payment”) equal to:
(i)the Purchase Price;
(ii)minus the Estimated Outstanding Transaction Expenses;
(iii)minus the Estimated Indebtedness Amount; and
(iv)minus the amount of the Indemnity Escrow Amount.
Section 2.08Intentionally Omitted.
Section 2.09Allocation of Purchase Price
. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) (the “Tax Consideration”) among the Purchased Assets for all Tax purposes in accordance with Section 1060 of the Code, the applicable Treasury Regulations thereunder and the methodology set forth on Schedule 2.09 (the “Allocation Methodology”). Within 90 days of the Closing Date, Buyer shall deliver to Seller a draft allocation consistent with the Allocation Methodology (the “Allocation”) for Seller’s review and comment. The draft Allocation shall become final and binding on Buyer and Seller and their respective Affiliates, unless Seller provides a written objection to the draft Allocation within forty-five (45) days of receipt of the Allocation. If Seller provides a written objection within forty-five (45) days of receipt of the Allocation, Seller and Buyer shall attempt to negotiate in good faith to resolve any such objection. If Seller and Buyer are not able to resolve such dispute within thirty (30) days of Buyer’s receipt of Seller’s objection (or such longer or shorter period as Buyer and Seller may mutually agree), then at either Buyer’s or Seller’s written election to the other Party, Buyer and Seller shall jointly select and retain Grant Thornton LLP (the “Independent Accounting Firm”) to review any such unresolved disputed item(s) in the Allocation and make a final determination with respect to the Allocation. The Independent Accounting Firm shall act as an expert (and not as an arbitrator) and Buyer and Seller shall direct the Independent Accounting Firm to only consider those items that are identified in the Allocation as in dispute to the extent not otherwise resolved in writing by Buyer and Seller prior to the engagement of the Independent Accounting Firm under this Section 2.09. Buyer and Seller shall instruct the Independent Accounting Firm to issue a reasonably detailed report showing its final determination of such disputed item(s) (together with its basis therefor) within 30 days of the engagement of the Independent Accounting Firm under this Section 2.09 (or such longer time as is agreed to in writing by Buyer and Seller) and the final determination of such disputed item(s) by the Independent Accounting Firm shall be final, binding, and conclusive on the Parties and not subject to any appeal or challenge, absent fraud or manifest error. Buyer, Seller, and the Owners shall make readily available to the Independent Accounting Firm all relevant books and records and any work papers (including those of Buyer’s, Seller’s, and the Owners’ respective Representatives) relating to the Allocation and all other items reasonably requested by the Independent Accounting Firm (and there shall be no ex parte communications by the Parties with the Independent Accounting Firm). The fees and expenses of the Independent Accounting Firm engaged under this Section 2.09 shall be borne by Seller and the Owners, jointly and severally, (on the one hand) and Buyer (on the other hand) in proportion to the aggregate amounts by which Seller’s and Buyer’s proposals, as applicable, differed from the Independent Accounting Firm’s final determination under this Section 2.09. In connection with the resolution of any such dispute, each of Buyer and Seller shall pay its own fees and expenses, including legal, accounting, and consultant fees and expenses. The determination of the Independent Accounting Firm shall be consistent with the Allocation Methodology. Any adjustments required to be made to the Tax Consideration following the date on which the Allocation is finally determined shall be done in a manner consistent with the final Allocation and the Allocation Methodology. Buyer and Seller will report, act, and file all Tax Returns (including amended Tax Returns and claims for any refund) and information reports in a manner consistent with such Allocation (as finally determined) and shall not take any position, including during the course of any Tax Contest, that is inconsistent with the Allocation (as finally determined), unless required to reflect an adjustment required to be made to the Tax Consideration following the date on which the Allocation is finally determined or by a final determination within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) of an applicable Governmental Authority.
Section 2.10Withholding. Buyer, Seller Parties and any other applicable withholding agent may deduct and withhold from any amounts otherwise payable pursuant to this Agreement any Taxes required to be deducted and withheld under applicable Law; provided, however, that, Buyer agrees that, so long as Seller provides an IRS Form W-9 in accordance with Section 3.02(q), no U.S. federal income Taxes shall be deducted or withheld from the Closing Payment. Buyer shall use commercially reasonable efforts to provide to Seller five (5) days’ advance written notice of its intention to make any deduction or withholding from any payments to be made to Seller under this Agreement, and Buyer shall reasonably cooperate with Seller to obtain reduction of or relief from such deduction or withholding under applicable Law. To the extent such amounts are deducted and withheld and timely paid to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction and withholding was made.
Section 2.11Prorations.
(a)Seller and Buyer shall estimate as of the Effective Time and prorate at the Closing (i) any amounts as of the Effective Time that were paid by Seller prior to the Effective Time and that relate, in whole or in part, to periods ending after the Effective Time, (ii) any amounts as of the Effective Time that are to be paid by Buyer after the Effective Time and that relate, in whole or in part, to periods prior to the Effective Time and (iii) any amounts that will become due and payable after the Effective Time, in each case, with respect to all utilities servicing any of the Purchased Assets, including water, sewer, telecommunications, electricity and gas service. Any such amounts that are not available to be prorated on the Closing Date shall be similarly prorated as of the Effective Time as soon as practicable thereafter by Buyer and Seller.
(b)Notwithstanding anything herein to the contrary, all Property Taxes, if any, related to the Purchased Assets whether payable directly to a Governmental Authority or payable to a third-party lessor under the terms of any lease that is a Purchased Contract, shall be prorated by Buyer and Seller on the Closing Date as of the Effective Time. All such amounts to be prorated will be reflected on a Property Tax proration statement (the “Property Tax Statement”) to be agreed upon by the Parties prior to the Closing Date and attached to the Estimated Closing Statement. If necessary for such proration, payments for Property Taxes shall initially be determined based on the previous year’s Property Taxes and shall later be adjusted to reflect the current year’s Property Taxes when the Property Tax bills are finally rendered. Seller shall be liable for (and shall reimburse the Buyer to the extent that Buyer shall have paid) that portion of Property Taxes relating to, or arising in respect of, periods ending prior to the Effective Time, and Buyer shall be liable for (and shall reimburse Seller to the extent that Seller shall have paid) that portion of Property Taxes relating to, or arising in respect of, periods ending on or after the Effective Time, including, in each case, any adjustments made after the Closing Date to the amounts reflected on the Property Tax Statement for the actual amount of Property Taxes as finally determined for the applicable period (taking into account any related fees and costs incurred by Buyer in such determination). The Parties shall cooperate to avoid, to the extent legally possible, the payment of duplicate Property Taxes, and each Party shall furnish, at the request of any other Party, proof of payment of any Property Taxes or other documentation that is a prerequisite to avoid payment of a duplicate Property Tax.
Article IIICLOSING
Section 3.01Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of executed documents and other deliverables by the Parties, on the date hereof (the “Closing Date”). The Closing will be deemed effective as of 11:59 P.M. Eastern Time on the Closing Date (the “Effective Time”).
Section 3.02Seller’s and the Owners’ Closing Deliverables. At the Closing, Seller and the Owners shall deliver, or cause to be delivered, to Buyer the following:
(a)a bill of sale, in the form of Exhibit D hereto (the “Bill of Sale”), duly executed by Seller;
(b)an assignment and assumption agreement, in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;
(c)an assignment of Intellectual Property Assets, in the form of Exhibit F hereto (the “Intellectual Property Assignment”), duly executed by Seller;

(d)the Escrow Agreement, duly executed by Seller;
(e)an employment agreement, in the form of Exhibit G hereto (the “Tommy Dulworth Employment Agreement”), duly executed by Tommy Dulworth;
(f)an employment agreement, in the form of Exhibit H hereto (the “Matt Dulworth Employment Agreement”, and together with the Tommy Dulworth Employment Agreement, the “Employment Agreements”), duly executed by Matt Dulworth;
(g)a patent assignment, in the form of Exhibit I hereto (the “Patent Assignment”), duly executed by Seller;
(h)a bill of sale, in the form of Exhibit J hereto (the “DV Bill of Sale”), duly executed by Dulworth Ventures, transferring the DV Equipment to Buyer;
(i)an equipment lease, in the form of Exhibit K hereto (the “Equipment Lease”), duly executed by Buyer;
(j)an equipment purchase and right of first refusal agreement, in the form of Exhibit L hereto (the “ROFR”), duly executed by Dulworth Ventures;
(k)a preferred pricing agreement, in the form of Exhibit M hereto (the “Preferred Pricing Agreement”), duly executed by Dulworth Ventures;
(l)a real estate license agreement, in the form of Exhibit N hereto (the “Real Estate License Agreement”), duly executed by Dulworth Ventures;
(m)duly executed payoff letters or other applicable evidence of termination, in each case in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”), providing for the satisfaction and discharge of the portion of the Estimated Indebtedness Amount to be repaid at Closing and the release of all Encumbrances on any collateral securing such Indebtedness included within the Purchased Assets or otherwise on any Purchased Asset (e.g., UCC-3 termination statements);
(n)invoices (as applicable) to Buyer prior to the Closing Date, for each item and payee of Estimated Outstanding Transaction Expenses;
(o)a certificate of good standing (or comparable certificate) for Seller issued as of a recent date by the Office of the Secretary of State of the State of Texas;
(p)a certificate of a duly appointed officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying (i) Seller’s Organizational Documents in effect as of the Closing Date, and (ii) the resolutions duly adopted by the board of directors or equivalent governing body of Seller and by the Owners authorizing and approving the execution, delivery, and performance of this Agreement and each Transaction Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date;
(q)a tax clearance certificate (a “Tax Clearance Certificate”) issued by the Texas Comptroller, certifying that Seller has paid all required Texas Taxes;

(r)a properly completed IRS Form W-9 certifying as to non-foreign status and claiming complete exemption from U.S. back-up withholding from Seller, duly executed by Seller;
(s)the Required Consents;
(t)a bill of sale, in the form of Exhibit O hereto, duly executed by Tommy Dulworth, transferring certain vehicles to Buyer; and
(u)a bill of sale, in the form of Exhibit P hereto, duly executed by Matt Dulworth, transferring certain vehicles to Buyer.
Section 3.03Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered the following:
(a)to the payees or recipients thereof, the payments in accordance with Section 2.07;
(b)to Seller, the Bill of Sale, duly executed by Buyer;
(c)to Seller, the Assignment and Assumption Agreement, duly executed by Buyer;
(d)to Seller, the Intellectual Property Assignment, duly executed by Buyer;
(e)to Seller, the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(f)to Seller, the Employment Agreements, duly executed by Buyer;
(g)to Seller, the ROFR, duly executed by Buyer;
(h)to Seller, the Preferred Pricing Agreement, duly executed by Buyer;
(i)to Seller, the Real Estate License Agreement, duly executed by Buyer;
(j)to Seller, a certificate of good standing (or comparable certificate) for Buyer issued as of a recent date by the Secretary of State of the State of Delaware; and
(k)to Seller, a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying the resolutions duly adopted by the governing body of Buyer authorizing and approving the execution, delivery, and performance of this Agreement and each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE OWNERS
As a condition and material inducement to Buyer’s willingness to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, each of the Owners hereby represents and warrants to Buyer as follows:

Section 4.01Legal Capacity; Enforceability; Trust Formation.
(a)Such Owner has the requisite legal capacity, right, and authority to enter into this Agreement and the other Transaction Documents to which such Owner is a party, to carry out such Owner’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
(b)The execution, delivery, and performance by such Owner of this Agreement and the other Transaction Documents to which such Owner is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Owner. This Agreement and each other Transaction Document to which such Owner is a party have been duly and validly executed and delivered by such Owner and this Agreement (assuming due authorization, execution and delivery by Buyer) and each such Transaction Document (assuming due authorization, execution, and delivery by the other parties thereto) constitute the legal, valid, and binding obligations of such Owner, enforceable against such Owner in accordance with their respective terms, except to the extent that such enforceability may be limited by Enforceability Limitations.
(c)If such Owner is a trust, the Persons executing this Agreement and each other Transaction Document to which such Owner is a party on behalf of such Owner that is a trust constitutes a duly appointed trustee of such trust and such trustee has full authority under the terms of the governing instrument creating such trust and applicable Law to enter into and perform such Owner’s obligations under this Agreement and such Transaction Documents to which such Owner is a party. The execution, delivery and performance by such Owner that is a trust of this Agreement and the other Transaction Documents to which such Owner is a party and such Owner’s consummation of the Transactions are within its powers and have been duly authorized and approved by all necessary action with respect to such Owner that is a trust, and each such authorization and approval remains in full force and effect. If such Owner is a trust, the signatory identified on the signature page hereto with respect to such trust has the power exercisable by himself or herself alone to revoke or amend such trust. Such signatory authorizes and ratifies the actions of the trustee(s) of such trust in executing and delivering this Agreement and to consummate each of the Transactions. To the extent necessary to authorize such trust to execute and deliver this Agreement and to take such actions, the trust agreement of each such trust is hereby amended.
Section 4.02No Conflicts; Consents. Except as set forth on Schedule 4.02(a), the execution, delivery, and performance by such Owner of this Agreement and the other Transaction Documents to which such Owner is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any judgment, order, decree, Law, rule, or regulation applicable to any Owner or (b) conflict with or result in a violation or breach of, or default under (with or without notice or lapse of time or both), or result in the termination, acceleration, or modification of or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any Contract, Permit, or other instrument to which such Owner is a party or otherwise bound, other than in the case of this clause (b) any such items that would not reasonably be expected to, individually or in the aggregate, adversely affect in any material respect the ability of such Owner to perform such Owner’s obligations hereunder or to timely consummate the Transactions contemplated hereby or by any other Transaction Document. Except as set forth on Schedule 4.02(b), such Owner is not required to give any notice to, or obtain any consent, permission, approval, waiver, or authorization from, or make any filing or declaration with, or pay any penalty, assessment, or special payment to any Governmental Authority in connection with the execution, delivery, and performance by any

Owner of this Agreement, the other Transaction Documents to which such Owner is a party, or the consummation of the transactions contemplated hereby or thereby.
Section 4.03Ownership of Capital Stock. Such Owner owns beneficially and of record, and has good and valid title to, all of the issued and outstanding shares of capital stock of Seller purported to be owned by such Owner, free and clear of all Encumbrances other than transfer restrictions generally imposed by applicable securities Laws.
Section 4.04Legal Proceedings. There is no Proceeding pending or, to the Knowledge of such Owner, threatened in writing against or affecting such Owner that, if determined or resolved adversely to such Owner, would be reasonably likely to adversely affect in any material respect the ability of such Owner to perform such Owner’s obligations hereunder or to timely consummate the Transactions contemplated hereby or by any of the other Transaction Documents.
Section 4.05Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Owner.
Article V
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE OWNERS
As a condition and material inducement to Buyer’s willingness to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, Seller and the Owners, jointly and severally, hereby represent and warrant to Buyer as follows:
Section 5.01Organization and Authority of Seller; Enforceability. Seller is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Texas. Seller has all the requisite corporate power, authority, and capacity to own, lease, and operate its assets and to carry on the Business as the same was and is currently being conducted. Seller is qualified as a foreign corporation and is in good standing in all jurisdictions where the conduct of the Business or the ownership of its assets requires such qualification. Schedule 5.01 sets forth all such jurisdictions where Seller is so qualified. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each other Transaction Document to which Seller is a party have been duly and validly executed and delivered by Seller and this Agreement (assuming due authorization, execution and delivery by Buyer) and each such Transaction Document (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforceability may be limited by Enforceability Limitations.
Section 5.02No Conflicts; Consents. Except as set forth on Schedule 5.02(a), the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller; (b) conflict with or result in a violation or breach of, or default under, any judgment, order, decree, Law, rule, or regulation applicable to Seller, the Business, or any of the Purchased Assets; (c) conflict with or result in a violation or breach of, or default under (with or without notice or lapse of time or both), or result in the termination, acceleration, or modification of or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any Contract, Permit, or other instrument to which Seller is a party or otherwise bound or to which any of the Purchased Assets is subject; or (d) result in the creation or imposition of any Encumbrance on any of the Purchased Assets (other than any Permitted Encumbrance). Except as set forth on Schedule 5.02(b), Seller is not required to give any notice to, or obtain any consent, permission, approval, waiver, or authorization from, or make any filing or declaration with, or pay any penalty, assessment, or special payment to any Person (including any Governmental Authority) in connection with the execution, delivery, and performance by Seller of this Agreement, the other Transaction Documents to which Seller is a party, or the consummation of the transactions contemplated hereby or thereby.
Section 5.03Capitalization; Subsidiaries. All of the issued and outstanding shares of capital stock of Seller (a) have been duly authorized, (b) are validly issued and fully paid, (c) were issued in compliance with or pursuant to an exemption from all applicable federal and state securities laws, (d) were not issued in violation of any preemptive, subscription, or other similar rights, and (e) are owned beneficially and of record by the Owners. Seller does not have any Subsidiaries, and does not, directly or indirectly, beneficially or of record own, and is not party to or bound by any Contract to acquire, any equity interest in any Person. Schedule 5.03 sets forth the number of authorized, issued, and outstanding shares of capital stock of Seller.
Section 5.04Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, the tangible and intangible personal property used in the conduct of the Business and as reflected on the Latest Balance Sheet or acquired since the date thereof (including the Purchased Assets) and, except as set forth on Schedule 5.04, no Person (other than Seller) has any ownership interest therein. Except as set forth on Schedule 5.04, the Purchased Assets are free and clear of all Encumbrances (other than Permitted Encumbrances) and Seller has in its possession all vehicle titles and registrations for all vehicles used in the operation of the Business, all of which titles and registrations are unencumbered and not the subject of any Encumbrances (other than Permitted Encumbrances). Mabra has good and marketable fee simple title to the Owned Real Property.
Section 5.05Condition and Sufficiency of Purchased Assets. All material items of tangible personal property owned or leased by Seller that are included in the Purchased Assets are in good operating condition, ordinary wear and tear excepted. The Purchased Assets and Excluded Assets (real, personal, tangible, and intangible) owned or leased by Seller constitute all of the assets necessary to conduct the Business as presently conducted. The Purchased Assets (real, personal, tangible, and intangible) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Seller immediately prior to the Closing after giving effect to the exclusion of the Excluded Assets from the Transactions. None of the personal or movable property of Seller used in the operation of the Business (including the Purchased Assets) is located at any location other than at the Leased Real Property. The exclusion from the Transactions of the Excluded Assets (individually or in the aggregate) will not materially impair Buyer’s ability to conduct the Business after Closing in substantially the same manner as conducted by Seller immediately prior to the Closing. Except as set forth on Schedule 5.05, Seller does not own or lease any vehicles.
Section 5.06Compliance with Laws. Except as set forth on Schedule 5.06:
(a)Seller is, and at all times since January 1, 2023, has been, in compliance in all material respects with all Laws and all Governmental Orders applicable to it or by which it is bound;
(b)Seller is not currently, or has not been since January 1, 2023, subject to any fine, penalty or Liability as a result of a failure to comply with any requirement of any applicable Law or Governmental Order; and
(c)Seller has not received any written notice since January 1, 2023, from a Governmental Authority or other Person alleging that it is not in compliance with any Law applicable to it or by which it is bound.

Section 5.07Permits
. Seller possesses all Permits required by applicable Law necessary for it to own, lease and operate its properties and assets or to conduct the Business as currently conducted. Except as set forth on Schedule 5.07, all such Permits are current and valid and no violation, default or deficiency exists with respect to any such Permits, and no revocation, suspension, restriction, cancellation or adverse modification of any such Permit is pending or will occur as a result of the Transactions, or to the Seller’s Knowledge, is threatened. Schedule 5.07 sets forth a true, complete, and correct list of all Permits held by Seller, true, complete, and correct copies of which have been made available to Buyer.
Section 5.08Indebtedness. Except as set forth on Schedule 5.08, (a) Seller and the Business have no Indebtedness and (b) Seller does not have any outstanding guarantee of any Indebtedness of any other Person. Seller is not in default of any of its obligations under its Indebtedness.
Section 5.09Financial Statements.
(a)Attached to Schedule 5.09(a) are the following financial statements of Seller (collectively, the “Financial Statements”): (i) the unaudited balance sheets of Seller as of each of December 31, 2023, December 31, 2024, and December 31, 2025, and the related unaudited statement of profits and losses for the 12-month periods then ended; and (ii) the unaudited balance sheet of Seller as of August 31, 2026 (the “Lookback Date”) and the related unaudited statement of income and cash flows of Seller for the eight-month period then ended (collectively, the “Interim Financial Statements”).
(b)The Financial Statements (i) were prepared in all material respects in accordance with the books and records of Seller, which books and records are correct and complete in all material respects, (ii) except as disclosed on Schedule 5.09(b), have been prepared in accordance with GAAP applied consistently during the specified periods, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be adverse in any material respect) and the absence of footnotes (that, if presented, would not differ in any material respect from those presented in the Financial Statements for the period ended December 31, 2025), and (iii) fairly present, in all material respects, the financial condition of Seller as of the respective dates thereof and the results of operations and cash flows of Seller and changes in financial condition for the respective periods covered thereby.
(c)The accounting practices of Seller have been consistently applied for all periods represented by the Financial Statements.
(d)Seller does not have any Liabilities applicable to the Business or the Purchased Assets that would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the Closing Date except Liabilities: (i) adequately and expressly reflected on, reserved against, or otherwise disclosed in the Financial Statements, (ii) that have arisen in the Ordinary Course of Business since the Lookback Date (none of which relate to a breach, default, or violation of any Law or Contract or any infringement), (iii) Liabilities incurred in connection with the Transactions that are included as Outstanding Transaction Expenses, or (iv) executory obligations under Contracts of Seller, which obligations do not relate to a breach, default, or violation of any such Contract. Seller is not a party to any off-balance sheet joint venture, off-balance sheet partnership or other off-balance sheet arrangement.

Section 5.10Absence of Certain Changes or Events. Except as disclosed on Schedule 5.10, since the Lookback Date, Seller has:
(a)conducted the Business and operations in the Ordinary Course of Business;
(b)not suffered any change in its assets, Business, operations or financial position, except such changes as, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
(c)not entered into any Material Contract other than in the Ordinary Course of Business, or made any material amendment or termination of, or caused any default under, any Material Contract to which Seller is a party or by which it is bound other than in the Ordinary Course of Business;
(d)not made any change in accounting or cash management methods or practices (including any change in depreciation or amortization policies or rates or any change in practices or policies with respect to the issuance of customer invoices, collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits) or any revaluation by Seller of any of its assets;
(e)not granted to any customer of the Business any rebates, price concessions, discounts or allowances, materially altered its pricing or payment terms or agreed to any material reduction in discounts received from suppliers, in each case, except in the Ordinary Course of Business;
(f)not (i) made, changed, or revoked any Tax election with respect to the Purchased Assets or the Business, (ii) waived or extended any assessment or collection period in respect of Taxes with respect to the Purchased Assets or the Business, or (iii) entered into any Contract with any Governmental Authority in respect of Taxes with respect to the Purchased Assets or the Business;
(g)not made any amendment or change to the Organizational Documents of Seller;
(h)not incurred any Indebtedness or mortgaged, granted or transferred a security interest in, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of its assets;
(i)not terminated, provided a notice of termination to, or received a notice of termination from, any current or former employee, officer, director, member, manager, consultant or individual independent contractor;
(j)not granted any severance, continuation or termination pay to, or made any increase in or modification of the compensation or benefits payable or to become payable by Seller to any of its directors, officers, managers, independent contractors, consultants, or employees other than in the Ordinary Course of Business;
(k)not terminated or closed any facility, business or operation;
(l)not written up or down any of its properties or assets or revalued any of its inventory or altered its inventory management or valuation policies or practices;

(m)not cancelled, waived or compromised any Indebtedness, right or claim having a value of more than $25,000 (individually) or an aggregate value in excess of $50,000;
(n)not sold, assigned, transferred or granted any rights to any material Intellectual Property Rights (other than pursuant to a non-exclusive license in the Ordinary Course of Business), entered into any settlement regarding the breach or infringement of any Intellectual Property Rights, or taken any action that has resulted, or would reasonably be likely to result in, in the loss, lapse, abandonment, invalidity or enforceability of any Purchased Intellectual Property Assets included in the Purchased Assets;
(o)not made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;
(p)not made any purchase commitment outside the Ordinary Course of Business, or made any advances to any Person;
(q)not made any loan to, or entered into any other transactions with any Affiliate of Seller, or any of its directors, officers, members, managers, or employees, other than advancement or reimbursement of business expenses in the Ordinary Course of Business;
(r)not received written notice or written threat of commencement of any Proceeding against Seller or its affairs, or commenced or settled any Proceeding (regardless of the party initiating the same);
(s)not incurred any deferred revenue in amounts or in transactions inconsistent with the Ordinary Course of Business;
(t)not made any acquisition, sale, lease, license, conveyance, assignment, transfer or other disposition of any assets (other than in the Ordinary Course of Business);
(u)not suffered material damages, destruction or casualty loss, whether or not covered by insurance, to any Purchased Assets;
(v)not incurred or suffered any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect; and
(w)not authorized, agreed or entered into any Contract to take any of the types of actions described in clauses (a) through (v) above.
Section 5.11Proceedings
. Except as set forth on Schedule 5.11: (a) there is no, and since January 1, 2023, has been no, Proceeding pending or, to Seller’s Knowledge, threatened (i) against Seller, (ii) affecting the Purchased Assets or the Business, or (iii) that seeks to prohibit or restrict Seller’s consummation of the Transactions, and (b) there is no, and since January 1, 2023, has been no, Governmental Order outstanding against Seller or affecting the Purchased Assets or the Business. Seller is not subject to or otherwise bound by any order, injunction, judgment, settlement, or decree that prohibits or limits the conduct of the Business or the ownership or use of the Purchased Assets.

Section 5.12Employee Benefit Plans.
(a)Schedule 5.12(a) sets forth a true, complete, and correct list of each Seller Employee Benefit Plan. With respect to each Seller Employee Benefit Plan, Seller has made available to Buyer true, complete, and correct copies of each of the following: (i) the current summary plan descriptions (and all summaries of material modifications thereto); (ii) in the case of any Seller Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, advisory or opinion letter, if any, from the IRS; and (iii) any materials relating to any investigation or audit by any Governmental Authority.
(b)Neither Seller nor any ERISA Affiliate has ever maintained, contributed to or been required to contribute to, nor does Seller have any liability or obligation (whether actual, contingent or otherwise, including through an ERISA Affiliate) with respect to: (i) any Employee Benefit Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA; (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA; (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code; (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code; or (v) any “welfare benefit fund” within the meaning of Section 419 of the Code.
(c)Each Seller Employee Benefit Plan, including any associated trust or fund, has at all times been maintained, funded, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan is in full force and effect and is enforceable in accordance with its terms. Seller has not, and to Seller’s Knowledge, no other party has, breached any provision of any Employee Benefit Plan for which any unsatisfied liability has been incurred or is reasonably expected to be incurred.
(d)Seller and each Seller Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (an “Employee Health Plan”) (i) is and has been in material compliance with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”) and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), (ii) has been in compliance with applicable Healthcare Reform Laws at all relevant times, and (iii) to Seller’s Knowledge, no event has occurred and no condition or circumstance exists, that could reasonably be expected to subject Seller or any Seller Employee Health Plan to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.
(e)Each Seller Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the related trust is exempt from Taxes under Section 501(a) of the Code, and each such Seller Employee Benefit Plan has received a current favorable determination letter or is the subject of a favorable opinion or advisory letter from the IRS on the form of such Employee Benefit Plan, in each case, on which Seller may currently rely, and, to Seller’s Knowledge, no event has occurred and no facts or circumstances exist that could materially adversely impact the Tax-qualified status of any such Seller Employee Benefit Plan or the Tax-exempt status of the related trust or result in the imposition of liability on Seller or any fiduciary thereunder for Taxes.
(f)Other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code or similar state Laws, no Seller Employee Benefit Plan provides for post-employment, post-service or retiree health, life insurance or other retiree welfare benefits, and Seller does not have any obligation, commitment, promise or liability to provide any such benefits to any Person.

(g)Each Seller Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been maintained and operated in operational and documentary compliance in all material respects with Section 409A of the Code and the guidance issued thereunder.
(h)Except as set forth on Schedule 5.12(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of Seller under any Seller Employee Benefit Plan or otherwise (excluding any accelerated vesting that may occur in connection with termination of any Seller Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code); (ii) result in any severance, termination or similar types of payments or benefits; (iii) result in any Liability of Seller for any Change of Control Obligation; or (iv) result in a requirement by Seller to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, director, officer or consultant of Seller or any other Person. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in any “parachute payment” as such term is defined in Section 280G of the Code (determined without regard to any shareholder cleansing vote and without regard to any reductions for “reasonable compensation” within the meaning of Code Section 280G and the Treasury Regulations thereunder).
(i)Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without any Liability to Buyer.
Section 5.13Employment and Labor Matters.
(a)Schedule 5.13(a) sets forth a true, complete, and correct list of all employees of Seller as of October 26, 2026, showing for each as of that date: the employee’s name; job title; hire date; classification as exempt or non-exempt for overtime pay purposes; classification; compensation (including hourly rate for hourly employees or annual base salary for salaried employees, bonus, commission, and other incentive compensation earned in 2025 and potential for 2026, each category listed separately); active or inactive status (and if inactive, the expected return to work date); full-time or part-time status; work location (city, state); accrued, unused paid time off balance; and whether the employee is authorized to work on a visa or other immigration document and, if so, the type of visa or other immigration document and the expiration of the work authorization. Except as set forth on Schedule 5.13(a): (i) each such employee is employed at-will; (ii) Seller has timely paid in full to each such employee all wages, salaries, commission, bonuses and other compensation, remuneration and benefits due and owing to such employee, including overtime compensation; and (iii) there are no severance payments which are or could become payable by Seller to any such employee under the terms of any Contract, Law or Seller practice. For the three (3) years prior to the Closing Date, all current and former employees classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour laws, are and have been properly classified.
(b)Schedule 5.13(b) sets forth a true, complete, and correct list of all independent contractors and consultants providing services to Seller as of the Closing Date, specifying for each: name; description of services provided; engagement start date and end date; term of services (if applicable); rate or other manner of remuneration; and location where services are or were provided (state). Except as set forth on Schedule 5.13(b), each such independent contractor or consultant is a party to a written Contract with Seller, each of which has been provided to Buyer prior to the Closing Date. For the purposes of applicable Law, including the Code, all independent contractors and consultants who have been engaged by Seller at any time during the three (3) year period prior to the Closing Date are bona fide independent contractors and not employees of Seller. With respect to such independent contractors, no Proceeding of reclassification is pending or, to Seller’s Knowledge, threatened, and no facts or circumstances exist that could reasonably be expected to give rise to any such Proceeding. Except set forth on Schedule 5.13(b), each independent contractor engaged by Seller is terminable on not more than 30 days’ notice without additional payment or penalty to Seller.
(c)Except as set forth on Schedule 5.13(c), during the three (3) year period prior to the Closing Date Seller is and has been in material compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, wage payment, worker classification, overtime, the minimum wage, child labor, collective bargaining and labor relations (including the National Labor Relations Act), employment discrimination, fair employment practices, equal employment opportunity, civil rights, pay transparency, equal pay and pay equity, DEI (diversity, equity and inclusion), immigration and work authorization, workplace safety and health, workers’ compensation, workplace privacy, biometric and genetic information, unemployment compensation, whistleblowing, retaliation, termination of employment including Laws regarding plant closing and mass layoff, and the collection and payment of Tax withholding (collectively, “Employment Laws”). Except as set forth on Schedule 5.13(c), during the three (3) years prior to the Closing Date, Seller has not been subject to any penalties or other Liability because of any failure to comply with any Employment Laws.
(d)Except as set forth on Schedule 5.13(d), there is not, and during the three (3) year period prior to the Closing Date there has not been, any Proceeding pending, or to Seller’s Knowledge, threatened, against Seller, relating to Seller’s labor or employment practices, or under any Employment Law, including any Proceeding relating to unfair labor practices or other Employment Laws. During the three (3) year period prior to the Closing Date, there have not been (i) any allegations or formal or informal complaints made to or filed with Seller related to sexual harassment or sexual misconduct by or against any current or former director, officer, or employee of Seller; or (ii) any other Proceedings initiated, filed, or threatened in writing, against Seller related to sexual harassment or sexual misconduct by or against any current or former director, officer, or employee of Seller.
(e)Except as set forth on Schedule 5.13(e)(i), Seller is not a party to or otherwise bound by any union or collective bargaining agreement or other similar agreement or work rules regarding the rates of pay or working conditions of any employees. Except as set forth on Schedule 5.13(e)(ii), during the past six years, to Seller’s Knowledge, no union attempts to organize the employees of Seller have been made, and to Seller’s Knowledge, there are no such attempts currently threatened. During the past six years, there has been no actual or, to Seller’s Knowledge, threatened Labor Matter against Seller.
(f)(i) Seller is not currently effectuating and during the six-year period ending on the Closing Date has not effectuated (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act or any state equivalent (collectively, the ”WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller, and (ii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar Law.
(g)Seller is not and during the past six years, Seller has not been the subject of any inspection or, to Seller’s Knowledge, investigation, relating to its compliance with or violation of the Immigration Reform and Control Act of 1986 and all related Laws promulgated thereunder (the ”Immigration Laws”), nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such Proceeding pending or, to Seller’s Knowledge, threatened.

(h)Seller has not received any written notice from any employee that such employee intends to, and to Seller’s Knowledge no employee has threatened to, terminate his or her employment with Seller. Except as set forth on Schedule 5.13(h), no employee or individual providing services to the Business is employed through an employee leasing company or similar organization.
Except as set forth on Schedule 5.13(i), to Seller’s Knowledge, no employee or individual independent contractor of Seller is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any Governmental Order that would materially limit or restrict the Business as currently conducted.
Section 5.14Taxes.
(a)Seller has timely filed (taking into account applicable extensions) all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been timely paid in full. Seller is not a beneficiary of any extension to file any Tax Return, which extension is currently in effect. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party, and has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.
(c)Seller has not waived or extended or been requested to waive or extend any statute of limitations for the assessment or collection of any Taxes associated with the Business or the Purchased Assets, which waiver or extension is currently in effect.
(d)No claim has been made within the past five (5) years by a Governmental Authority in a jurisdiction where Seller does not pay Taxes or file Tax Returns for a particular type of Tax that Seller is or may be subject to taxation by that jurisdiction for such type of Tax. There is no ongoing or pending dispute, claim or other Proceeding concerning any Liability for any Taxes of Seller related to the Business or the Purchased Assets claimed or raised by any Governmental Authority, and no such dispute, claim or other Proceeding is in progress or has been threatened. No Tax deficiency or proposed assessment has been asserted or claimed against Seller with respect to the Purchased Assets that remains outstanding, and no such Tax deficiency or assessment for any Tax has been proposed or threatened.
(e)There are no Tax Sharing Agreements to which Seller is a party involving the Purchased Assets.
(f)Seller has delivered or made available to Buyer true, complete, and correct copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Seller for all taxable years ending on or after December 31, 2021. No consent has been given with respect to Seller to waive any statute of limitations in respect of Taxes or to extend the time in which any Tax may be assessed or collected by any Governmental Authority . No power of attorney related or attributable to Taxes that currently is in effect has been granted by Seller that will continue to apply to the Purchased Assets following the Closing.
(g)Seller has not entered into any transaction that is part of any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(h)Seller has properly (i) collected and remitted all sales, use, value-added and other similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, value-added and other similar Taxes and that were made without charging or remitting sales, use, value-added or other similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.
(i)Seller is and has been properly classified as a corporation for U.S. federal income tax purposes (and not as an association or publicly traded partnership taxable as a corporation) and for applicable state and local income Tax purposes since its incorporation.
(j)None of the Purchased Assets constitutes stock in a corporation or a joint venture, partnership interest, limited liability company interest or other Equity Interest in any Person or an arrangement or contract which is taxed as a partnership for U.S. federal income Tax purposes (or the right to acquire any of the foregoing interests).
(k)None of the Purchased Assets or any property used in the Business is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) described in section 168(g)(1)(A) of the Code with respect to which Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability, or (vi) subject to any provision of Law comparable to any of the provisions listed above.
Notwithstanding anything to the contrary contained in this Agreement, no representation or warranty is made by any Seller Party with respect to any Taxes attributable to any Post-Closing Tax Period.
Section 5.15Environmental Matters. Except as set forth on Schedule 5.15:
(a)Seller is, and since January 1, 2023 has been, in compliance with all applicable Environmental Laws. Since January 1, 2023, Seller has not received any written notice, report, or other information regarding any violation by Seller of, or Liability of Seller under, any Environmental Laws with respect to its past or current operations, properties, or facilities, at the Real Property or, to Seller’s Knowledge, any property currently or formerly occupied, operated, or otherwise used by Seller, or at any property at which Seller has currently or formerly conducted its Business (collectively referred to in this Section 5.15(a) as the “Properties”). To Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events, or incidents that would reasonably be expected to result in such a violation by Seller or such Liability to Seller. Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Materials, in each case, in a manner that has given or would reasonably likely give rise to any Liabilities pursuant to any Environmental Laws. Schedule 5.15(a) sets forth a true, complete, and correct list of all environmental Permits of Seller.
(b)There are no underground storage tanks located in, at, on or under any Real Property or any property used, owned or operated by Seller. To Seller’s Knowledge, except to the extent in compliance with Environmental Laws, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products that contain PCBs, lead paint or asbestos, located in, at, on, or under the Real Property (including any building, structure or other improvement that is part of the Real Property) or any property used, owned or operated by Seller.

(c)Seller has made available to Buyer true, complete, and correct copies of all material environmental audits, assessments, tests, monitoring, investigations and reports and environmental correspondence (excluding email correspondence in the Ordinary Course of Business, daily filter check documentation, and weekly hazardous waste storage inspection logs, as applicable), if any, in its possession or control relating to (i) the compliance by Seller or of any Real Property or, to Seller’s Knowledge, the Properties, with respect to any Environmental Laws, or (ii) any Liability of Seller under Environmental Law with respect to the conduct of the Business or any Real Property or, to Seller’s Knowledge, the Properties.
(d)There are no pending Proceedings or Encumbrances, or to Seller’s Knowledge any Proceedings or Encumbrances threatened in writing, arising under any Environmental Law with respect to or affecting Seller or any of the Purchased Assets (whether real, personal or mixed) currently or formerly owned or operated by Seller, and, to Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents which could reasonably form the basis of any such Proceeding or Encumbrance.
(e)Except as set forth on Schedule 5.15(e), Seller has not by Law or Contract assumed or retained any Liability of a third party under Environmental Law, other than general contract indemnities entered into pursuant to a lease or credit agreement in the Ordinary Course of Business.
(f)To Seller’s Knowledge, Seller does not or has not manufactured, sold or distributed any product containing asbestos in such a manner or in such quantities as to create Liability, or impose obligations, of Seller under Environmental Law.
(g)Seller is not required, as a condition to the effectiveness of any Transactions, to provide notice to, or received approval from any Governmental Authority under Environmental Law.
Section 5.16Intellectual Property.
(a)Schedule 5.16(a)(i) sets forth a true, complete, and correct list of all of the following Intellectual Property Assets of Seller, in any jurisdiction throughout the world: (i) patents and patent applications; (ii) registered trademarks, service marks, trade names, and pending applications to register trademarks, service marks and trade names; (iii) registered copyrights and applications to register copyrights; and (iv) domain names (all of the foregoing, collectively, the “Registered IP”), including, for each item of Registered IP, as applicable, the record owner, the registration number and date, the application number and date, or the registrant, registrar and expiry date. Except as set forth on Schedule 5.16(a)(ii), none of the Registered IP has been, in whole or in part, cancelled, abandoned or adjudicated invalid or unenforceable, and all material filing, prosecution, renewal, and maintenance fees in respect of the Registered IP have been duly and timely paid in the correct amount. Seller does not own (or purport to own) any Software. Other than to the extent included among the Excluded Assets, all Registered IP used in or held for use in the operation of the Business that is owned by Seller and related to the Business is included as Intellectual Property Rights that are included in the Purchased Assets.
(b)Seller owns all right, title and interest in, or pursuant to an Intellectual Property License or Customary License has a valid right to use, all Intellectual Property Rights material to and used in the conduct of the Business as currently conducted, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances that do not materially impair their value or use. No current or former owner, employee, officer, director, manager, contractor or consultant of Seller, nor any third Person has any right, title or interest in or to any of the owned Intellectual Property Rights included in the Intellectual Property Assets (other than non-exclusive license rights granted in the Ordinary Course of Business).

(c)The use, practice or other commercial exploitation of the Intellectual Property Assets owned by Seller, including sales of products, do not infringe, violate, constitute an unauthorized use of, or misappropriate any Intellectual Property Rights of any third Person or constitute unfair competition or trade practices under the Laws of any jurisdiction in any material respect. Since January 1, 2023, Seller has not received any written notice, claim or demand alleging any such infringement, violation, unauthorized use of, or misappropriation. To Seller’s Knowledge, no Person is infringing, violating, misappropriating or otherwise misusing any Intellectual Property Asset owned by Seller in any material respect, and, since January 1, 2023, Seller has not made any such written claims against any Person (including employees and former employees of Seller). The consummation of the Transactions will not alter or impair Seller’s right in or to any material Intellectual Property Rights and will not violate, conflict with, or constitute a material breach or basis for termination of, any Intellectual Property License or Customary License.
(d)Seller takes and has taken commercially reasonable measures designed to protect and maintain the confidentiality of its trade secrets and confidential information, and to prevent unauthorized access to trade secrets and confidential information.
(e)Schedule 5.16(e) sets forth a correct, current, and complete list of all social media accounts owned by Seller and included in the Intellectual Property Assets. Seller has complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of such social media platforms.
Section 5.17IT Assets.
(a)Seller has sufficient rights to use all Software, computer hardware, firmware, networks, interfaces, operating systems, servers, middleware, databases, information technology equipment, and associated documentation, in each case used or held for use in connection with the operation of the Business as presently conducted, in each case, to the extent the foregoing are Purchased Assets (the “IT Assets”), all of which rights will survive unchanged following the consummation of the Transactions.
(b)The IT Assets used by Seller or on behalf of Seller in the conduct of the Business, to Seller’s Knowledge, are free from any material viruses, issues, vulnerabilities, defects, bugs, and errors. To Seller’s Knowledge, no unauthorized Person has breached or accessed the IT Assets in any material respect. Seller has taken commercially reasonable steps designed to protect the confidentiality, integrity, and security of the IT Assets against any unauthorized use, access, interruption, or corruption. Seller has taken commercially reasonable steps and maintains reasonable precautions (including entering into confidentiality and non-disclosure agreements with its employees and independent contractors) designed to protect and maintain the confidentiality and value of, and to enforce its rights in, the IT Assets, including from and against unlawful, accidental, or unauthorized access, destruction, disposal, loss, use, modification, misuse, or disclosure. To Seller’s Knowledge, there has not been any material breach of confidentiality obligations with respect to, or material unauthorized use or disclosure of the IT Assets or Seller confidential information. Since January 1, 2023, Seller has not: (x) suffered any internally caused (1) failures or delays or breakdowns of the IT Assets which have caused any substantial disruptions or interruptions in the Business, or (2) material unauthorized intrusion or breach of the security of the IT Assets or any material defect, bug, breakdown, malfunction, or other failure of the IT Assets; or (y) received any written notices, claims, or complaints from any person regarding the same.
Section 5.18Privacy and Data Security.
(a)Seller is in compliance in all material respects with, and has at all times since January 1, 2023, been in compliance in all material respects with, (i) all applicable Privacy and Security Laws governing the collection, transfer, storage, security, and use of Personal

Information, (ii) Seller’s external and customer facing privacy disclosures, (iii) internal privacy and security policies and procedures, (iv) contractual obligations, including in customer agreements, and (v) the requirements of any industry standards by which Seller is bound ((i)-(v) collectively, the “Privacy and Security Requirements”). Since January 1, 2023, Seller has taken and maintains commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information collected by or on behalf of Seller from and against unlawful, accidental, or unauthorized access, destruction, disposal, loss, use, modification, misuse or disclosure in connection with the Business and to maintain the security of its data storage practices for Personal Information, in each case, in accordance with Privacy and Security Laws.
(b)Since January 1, 2023, there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of Seller that constitutes a breach or security incident under Privacy and Security Requirements (“Data Incident”). Since January 1, 2023, Seller has not made and has not been required by Privacy and Security Requirements to make any disclosures or other notification to any Person or Governmental Authority regarding a Data Incident. Since January 1, 2023, Seller has not received any written complaint, proceeding, investigation (formal or informal), or claim against Seller by any private party, data protection authority, or Governmental Authority (including state attorneys general) with respect to (i) the collection, use, retention, disclosure, transfer, storage, security, disposal, or other processing of Personal Information or (ii) any alleged violation of Privacy and Security Requirements with respect to Personal Information, other confidential or proprietary information of the Business, or the IT Assets. To Seller’s Knowledge, since January 1, 2023, no contractor, vendor, or service provider has suffered any Data Incident impacting Seller’s Personal Information or the introduction of any malware, viruses, bugs, or other malicious codes into any of the IT Assets used by Seller. To Seller’s Knowledge, neither this Agreement nor any of the ancillary agreements (or the consummation of the Transactions) will result in any violation of any applicable Privacy and Security Requirements.
Section 5.19Material Contracts.
(a)Schedule 5.19(a) sets forth a true, complete, and correct list of each Contract to which Seller is a party or by which it or any of the Purchased Assets is bound, a true, complete, and correct copy of which (as in effect on the Closing Date) has been made available to Buyer if in writing (collectively, the “Material Contracts”) that:
(i)has a term exceeding one year that cannot be terminated by Seller on notice of 90 days or less without penalty;
(ii)involves outstanding obligations for the performance of services or delivery of goods or materials (A) by Seller in excess of $50,000 per annum, or (B) to Seller in excess of $50,000 per annum (other than any Contract relating to any Seller Employee Benefit Plan), in each case other than (A) outstanding obligations that relate exclusively to warranties that continue under such Contract with respect to previously completed services or deliveries under such Contract or (B) any purchase orders entered into in the Ordinary Course of Business);
(iii)is a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness for borrowed money or the extension of credit, or any Contract or instrument pursuant to which Indebtedness for borrowed money may be incurred or is guaranteed, in case other than accounts receivable and payables in the Ordinary Course of Business;
(iv)grants to any other Person an Encumbrance (other than a Permitted Encumbrance) on all or any of the Purchased Assets;

(v)is a Real Property Lease;
(vi)is for the lease (including any option to purchase contained therein) of any fixtures, furniture, equipment or any other personal property under which Seller is required to make payments in excess of $25,000 per annum or $50,000 in the aggregate over the remaining term of such lease;
(vii)is for the employment or retention of (A) any employee, director, officer or other Person on a full-time, part-time, consulting or other basis, other than those terminable on notice of 30 days or less without any severance obligation, or (B) any employee, director, officer or other Person on a full-time, part-time, consulting or other basis, with annual base compensation in excess of $100,000;
(viii)is a joint venture, partnership or other Contract involving any future joint conduct or sharing of any business, venture or enterprise;
(ix)is an Intellectual Property License;
(x)contains any covenant or restriction (A) limiting the right of Seller to engage in any line of business or to compete (geographically or otherwise) with any Person, (B) prohibiting Seller from engaging in business with any Person, (C) restricting Seller from soliciting or hiring current or former employees of Seller or any other Person (other than customary non-solicitation provisions contained in any confidentiality, non-disclosure or similar Contracts entered in the Ordinary Course of Business), or (D) granting any exclusive rights to make, sell or distribute the products of Seller;
(xi)provides for any most-favored pricing provision or exclusive rights;
(xii)involves a change of control or retention bonus, “stay bonus” or similar arrangement or provides for the grant or acceleration of any benefit payable to any employee;
(xiii)involves Seller holding any inventory of another Person under a consignment arrangement;
(xiv)under which Seller has made advances or loans to another Person;
(xv)is with a labor union or concerns a collective bargaining agreement;
(xvi)is a Government Contract;
(xvii)provides for any surety or performance bonding provided to or by Seller;
(xviii)is with any Key Customer or Key Vendor (other than any purchase orders entered into the Ordinary Course of Business);
(xix)is a distribution Contract;
(xx)is a mold lease Contract; or
(xxi)is a Contract with an Affiliate of Seller.

(b)Except as set forth on Schedule 5.19(b), neither Seller nor any other Person is in breach of or in default under any Material Contract and, to Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would be reasonably likely to result in such a breach or default. Except as disclosed on Schedule 5.19(b), each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of Seller and, to Seller’s Knowledge, the other party(ies) thereto, enforceable by Seller in accordance with its respective terms, except as such enforceability may be limited by the Enforceability Limitations. There is no actual or, to Seller’s Knowledge, threatened in writing termination, adverse modification, or extra-Contractual limitation of any Material Contract.
Section 5.20Government Contracts.
(a)Schedule 5.20(a) sets forth a true, complete, and correct list of each (i) Government Contract for which the period of performance has not been completed or for which final payment has not yet been received (collectively, the “Current Government Contracts”) and (ii) Government Contract Bid, true, complete, and correct copies of which (as in effect on the date hereof) have been made available to Buyer. Each Government Contract was legally awarded, is in full force and effect, and constitutes a legal, valid, and binding obligation of Seller and, to Seller’s Knowledge, the other party(ies) thereto, enforceable by Seller in accordance with its respective terms, except as such enforceability may be limited by the Enforceability Limitations. Except as set forth on Schedule 5.20(a), Seller is not in breach of or in default under any Current Government Contract and, to Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in such a breach or default. The Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not currently the subject of bid or award protest Proceedings, and, to Seller’s Knowledge, no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest Proceedings. Seller has complied with (A) the terms and conditions of each Government Contract and Government Contract Bid to which it is a party and (B) all Laws applicable to each of the Current Government Contracts and the Government Contract Bids.
Section 5.21Insurance
. Schedule 5.21 sets forth a true, complete, and correct list of (a) all insurance policies that insure Seller as of the Closing Date, its assets or its directors, officers, managers or employees (the “Seller Insurance Policies”), but excluding any policies of insurance that fund or relate to any Seller Employee Benefit Plan. With respect to each Seller Insurance Policy: (i) the policy is or was during its term legal, valid, binding and enforceable in accordance with its terms and is or was during its term in full force and effect, except for the Enforceability Limitations; (ii) Seller is not in breach or default under such policy including with respect to any payment obligation; (iii) except as set forth on Schedule 5.21, Seller has not received any written notice of any actual or threatened cancellation, non-renewal or limitation of any such policy nor has Seller cancelled or given notice of non-renewal with respect to the coverage provided by any such policy, and (iv) all Seller Insurance Policies that provide general liability or product liability coverage are written on an occurrence basis..
Section 5.22Real Property
.

(a)Schedule 5.22(a) sets forth a true, complete, and correct list by street address of all real property in which Seller currently has a leasehold or subleasehold interest or other right to use or occupy (collectively, the “Leased Real Property”), including a description of the lease agreements or sublease agreements pursuant to which such real property is leased, including all amendments, modifications or supplements thereto (each, a “Real Property Lease”). All amounts (including rent) due and payable prior to the date hereof by Seller under the Real Property Leases have been paid in full, subject to any applicable notice and cure or grace period. All brokerage commissions and other compensation and fees payable prior to the date hereof by Seller by reason of the Leased Real Property have been paid in full. Seller has a valid leasehold interest in such Leased Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances. Each Real Property Lease is a legal, valid, and binding obligation of Seller and, to Seller’s Knowledge, the other party(ies) thereto, enforceable by Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Except as set forth on Schedule 5.22(a), no Person other than Seller has any right to use, lease, sublease, license, possess, or occupy any portion of the Leased Real Property and there are no oral or written Contracts between Seller and any other Person providing such Person the right to use, occupy, or possess all or any portion of any of the Leased Real Property. The Leased Real Property is adequate to permit the use thereof in the manner that it is currently utilized by Seller, and to Seller’s Knowledge all improvements, systems, and fixtures on the Leased Real Property are in good operating condition and repair (ordinary wear and tear and landlord repair obligations excepted) and are adequate and suitable for the present and continued use, operation, and maintenance thereof as now used, operated, and maintained (ordinary wear and tear excepted). No material alterations, additions, or improvements to the Leased Real Property have been made by Seller without obtaining the necessary consents, approvals, or permits required under applicable Law and the applicable Real Property Lease. All utilities necessary for the operation of the Leased Real Property as currently operated by Seller, including electricity, gas, water, sewer, telecommunications, and internet services (collectively, the “Utilities”), are available and operational, and there is no existing or, to Seller’s Knowledge, threatened interruption in the provision of such Utilities. Seller has paid all bills for Utilities for the Leased Real Property in a timely manner and there are no outstanding disputes or arrears related to such payments.
(b)Except for the property set forth on Schedule 5.22(b) (the “Owned Real Property”, and together with the Leased Real Property, the “Real Property”), which such Owned Real Property is owned by Mabra, an Affiliate of Seller, Seller does not currently own, and has not previously owned, any real property, and Seller is not currently a party to any Contract to purchase any real property or any interest therein. There are no pending or threatened Proceedings which would have an adverse effect upon title to the Owned Real Property and there are no pending or, to Seller’s Knowledge, threatened Proceedings involving the Owned Real Property, including, but not limited to, condemnation or eminent domain proceedings. No company that has issued insurance covering the Owned Real Property has provided notice in writing that it may not renew such insurance. The Owned Real Property complies in all material respects with applicable Law and Permitted Encumbrances. The Owned Real Property is zoned in a manner that permits the use thereof, and there are no pending or, to the Seller’s Knowledge, threatened (x) actions to revoke or suspend any applicable use permits or (y) changes in the zoning of the Owned Real Property. There are no pending contests or appeals related to Taxes in respect of the Owned Real Property, including, but not limited to, any contest or appeal of the assessed value of the Owned Real Property. Any Person who is, or may be entitled to, assert a mechanic’s or materialmen’s or similar lien against the Owned Real Property on account of work, labor, materials, equipment, supplies or services furnished in respect of the Owned Real Property has or will be paid in full prior to the Closing. No portion of the Owned Real Property constitutes wetlands, and no portion of the Owned Real Property is used as a cemetery, burial grounds or similar site for the internment, burial or location of the remains of any deceased person. The Owned Real Property is not subject to any purchase agreements (other than the Real

Estate Purchase Agreement), leases (other than the Real Property Lease), rights of first refusal, rights of first offer or other similar right.
Section 5.23Affiliate Transactions
. Except (a) for standard confidentiality, assignment of invention and non-competition agreements, employment agreements, Seller Employee Benefit Plans and Organizational Documents, or (b) as set forth on Schedule 5.23, none of Seller, the Owners, or any Affiliate thereof, nor any officer, director, manager, member, partner or employee of Seller, nor any immediate family member of any of the foregoing Persons, nor any Affiliate of any such family member, (i)  has a controlling ownership interest in any corporation or other entity that is a party to any Contract or material business arrangement or relationship with respect to the Business, or (ii) owns or holds any direct or indirect ownership, leasehold, economic or other material interest in any of the Purchased Assets. Seller is not indebted, directly or indirectly, to the Owners, the Owners’ respective immediate family members or to any Affiliate of any of the foregoing, other than Indebtedness that is appropriately reflected on the Financial Statements and will be satisfied in full at Closing.
Section 5.24No Brokers
. Other than as set forth on Schedule 5.24, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Owners.
Section 5.25Accounts Receivable. The accounts receivable of Seller as of the Closing, whether or not reflected on the most recent balance sheet included in the Interim Financial Statements, (a) represent bona fide transactions made in the Ordinary Course of Business, (b) represent the genuine and valid obligations of the account debtor, payable on ordinary trade terms in the Ordinary Course of Business, (c) are properly reflected on the books and records of Seller, on a basis consistently applied by Seller, consistent with past practice, and (d) have been properly recorded and reserved against in accordance with GAAP. None of the accounts receivable of Seller included in the Interim Financial Statements represents an obligation for goods sold on consignment, on approval, on a sale-or-return basis or is subject to any other repurchase, defense, set-off, counterclaim or other return arrangement (except to the extent of allowance for doubtful accounts reflected on the Financial Statements). Seller has not received in writing any assertion or threat to the validity of any accounts receivable of Seller by any debtor thereof that has not been resolved.
Section 5.26Inventories; Warranties and Returns; Product Liability.
(a)Inventories. The inventories of products and supplies booked as assets of Seller as of the Closing, whether or not reflected on the most recent balance sheet included in the Interim Financial Statements, are, as applicable, in all material respects good and marketable condition, and saleable or usable in the Ordinary Course of Business, except for obsolete, excess, damaged, slow-moving or otherwise unusable inventories that have been written off or written down in the Financial Statements in accordance with GAAP applied on a consistent basis. Except as set forth on Schedule 5.26(a), (i) all such inventory is owned by Seller free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis, and (ii) all inventory of Seller is located at the Real Property.
(b)Product and Service Warranties and Returns; Product Liability. Except as set forth on Schedule 5.26(b), all products manufactured, and all services provided, by Seller (i) have been in conformity in all material respects with all applicable (A)  Laws governing the labeling, sale or distribution of the products and provision of the services, and (B) contractual commitments and express and implied warranties made in connection with the manufacture of the products and provision of the services and (ii) are free from material patent and latent defects. Seller has made available to Buyer its standard terms and conditions of sale of products sold and services provided by Seller (including applicable guaranty, warranty, and indemnity provisions) and except as set forth in such standard terms and conditions or in the Material Contracts with customers or vendors, Seller has not made any express guaranties, warranties, or indemnities with respect to the products manufactured or services rendered by Seller. Except as set forth on Schedule 5.26(b), Seller has not received any notice during the past five years of any claims for (and, to Seller’s Knowledge, there are no threatened claims for) any alleged defective or deficient products manufactured by Seller or services provided by Seller that involve personal injury or other Liability. All product returns, re-work or repairs set forth on Schedule 5.26(b) are reflected on the Financial Statements in accordance with GAAP applied on a consistent basis. Seller does not have any Liability (including Liability arising from personal injury) arising from products manufactured by, or services provided by, Seller prior to the Closing Date, including any Liability pursuant to any applicable contractual commitments or warranties (whether express or implied), that is reasonably likely to give rise to any Proceeding against or damages to Seller (other than any damages covered by vendor warranties or insurance in favor of Seller in effect at Closing).
Section 5.27Bank Accounts. Schedule 5.27 sets forth a true, complete, and correct list of all bank accounts, safety deposit boxes and lock boxes of Seller, and designating each authorized signatory with respect thereto.
Section 5.28Customers and Suppliers
. Schedule 5.28(a) sets forth a true, complete, and correct list of (i) the top 10 customers of Seller based on revenue generated for the fiscal year period ended December 31, 2025 and the eight-month period ended August 31, 2026 (each, a “Key Customer”), and (ii) the top 10 vendors or suppliers of Seller based on expenses for the fiscal year ended December 31, 2025, and the eight-month period ended August 31, 2026 (each, a “Key Vendor”). Except as set forth on Schedule 5.28(b), during the one-year period prior to the Closing Date, (A) Seller has not at any time delivered to, or received from, any Key Customer or any Key Vendor any written notice or written allegation of a material default, breach, termination, or intention to terminate with respect to any Contract between Seller and any Key Customer or Key Vendor, as applicable, (B) to Seller’s Knowledge, no material deterioration has occurred in Seller’s relationship with any Key Customer or Key Vendor, as applicable, (C) no Key Customer or Key Vendor has reduced or threatened-in-writing to materially reduce the volume of business conducted with Seller compared to prior years, and (D) no Key Vendor has adversely altered in any material respect or, to Seller’s Knowledge, threatened-in-writing to adversely alter in any material respect, the terms (including price) on which it sells goods or services to Seller, other than, in the case of the preceding clauses (C) and (D), normal fluctuations in the Ordinary Course of Business, including fluctuations associated with the commencement or completion of Material Contracts or participation in competitive bidding processes.
Section 5.29Work in Process; Bids; Payment and Performance Bonds.
(a)Schedule 5.29(a) sets forth a true, complete, and correct list of the work in process, including work remaining to be performed by Seller under Contracts for which work has commenced, as well as work to be performed under Contracts wherein Seller’s performance has not yet commenced (“Work in Process”) of the Business as of the Lookback Date, including the estimate as of such date of the total revenues remaining to be earned, prepared on a basis consistent with Seller’s past practice of preparing and tracking the Work in Process of the Business. Since the Lookback Date, Seller has continued to book all proposals and Contracts in accordance with past and present practices.
(b)Schedule 5.29(b) sets forth a true, complete, and correct list of each outstanding and, to Seller’s Knowledge, unawarded bid by Seller for the provision or prospective provision of services related thereto which contemplates potential receipts by Seller of $25,000 per annum or more.
(c)Schedule 5.29(c) sets forth a true, complete, and correct list of all performance, surety and payment bonds and any related guaranties for each Contract, license or permit of the Business which requires such a bond (collectively, the ”Performance Bonds”). The Performance Bonds constitute all of the bonds, surety bonds, banker acceptances, indemnity agreements or similar obligations or Contracts that are necessary or required to operate the Business during the past five years. Since January 1, 2023, none of Seller, the Owners, or any Affiliate of the foregoing has received any written notice of any proposal to exercise or accelerate rights of any counterparty under any Performance Bond, and no counterparty to any Performance Bond has threatened-in-writing to exercise or accelerate its rights under any Performance Bond.
Section 5.30Payments. Neither Seller nor any member, employee, director, manager, officer, Affiliate, consultant or agent of Seller or, to Seller’s Knowledge, any other Person associated with or acting for or on behalf of Seller, has directly or indirectly: (a) established or maintained any fund or asset that has not been recorded in the books and records of Seller; or (b) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller, or (iv) in violation of any Law.
Section 5.31No Other Representations or Warranties. Except for the representations and warranties made by the Owners in Article IV and Seller and the Owners in this Article V, no Seller Party nor any other Person makes any other express or implied representation or warranty with respect to the Purchased Assets or the Assumed Liabilities or the business, operations, properties, assets, Liabilities, condition (financial or otherwise) or prospects of the Business or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information relating to the Business, notwithstanding the delivery or disclosure to Buyer, any of its Affiliates or any of its and their respective Representatives of any documentation, forecasts or other information (in any form or through any medium, including in the data room) with respect to any one or more of the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Owners in Article IV and Seller and the Owners in this Article V, no Seller Party nor any other Person makes or has made any express or implied representation or warranty to Buyer, any of its Affiliates or any of its and their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Business or (b) any oral, written, video, electronic or other information presented to Buyer, any of its Affiliates or any of its and their respective Representatives in the course of their due diligence investigation of the Business, the negotiation of this Agreement or the course of the Transactions.
Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER
As a condition and material inducement to Seller’s and the Owners’ willingness to enter into this Agreement and the other Transaction Documents to which Seller or any Owner is a party, and to consummate the transactions contemplated hereby and thereby, Buyer hereby represents and warrants to Seller and the Owners as follows:
Section 6.01Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each other Transaction Document to which Buyer is a party have been duly and validly executed and delivered by Buyer and this Agreement (assuming due authorization, execution and delivery by Seller and the Owners) and each such Transaction Document (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).
Section 6.02No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any of the Organizational Documents of Buyer; or (b) conflict with or result in a material violation or material breach of, or material default under, any judgment, order, decree, Law, rule or regulation applicable to Buyer. Buyer is not and will not be required to give any notice to, or obtain any consent, approval, waiver, or authorization from, or make any filing or declaration with, any Governmental Authority, other than, in the case of clause (b), any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.
Section 6.03Legal Proceedings. There is no Proceeding pending or, to the actual knowledge of Buyer, threatened against or by Buyer that challenges or seeks, or would be reasonably expected, to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.
Section 6.04Brokers. Except as set forth on Schedule 6.04, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 6.05No Other Representations and Warranties. Except as expressly set forth in this Article VI, Buyer does not make any other express or implied representations or warranties and hereby disclaims any additional representation or warranty.
Section 6.06Non-Reliance. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates (including the Owners), nor any of their respective representatives, has made, and Buyer has not relied upon, any inducement or promise to Buyer except as specifically set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, other than as expressly set forth in Articles IV or V (as modified by the Schedules), neither Seller nor any of its Affiliates (including the Owners), nor any of their respective representatives, has made, and Buyer has not relied upon, any representation or warranty (express or implied) with respect to the Seller, the Owners, the Business or the Transactions, including with respect to (i) the merchantability, suitability or fitness for any particular purpose of any of the Purchased Assets, (ii) the success, profitability or financial results, obligations or liabilities or condition of the Business after the Closing, whether or not conducted in a manner similar to the manner in which the Business was conducted by Seller prior to the Closing or (iii) the accuracy or completeness of any information (written or oral), documents or materials (including any cost estimate, projection or forecast) made available by or on behalf of Seller or any of its Affiliates (including the Owners), whether before or after the execution and delivery of this Agreement, in any “data rooms”, information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the Transactions.
Article VII
OTHER COVENANTS
Section 7.01Employees and Employee Benefits.
(a)Other than with respect to any employee that has entered into an Employment Agreement, at and/or promptly following the Closing, Buyer, or an Affiliate of Buyer, shall offer to all employees of Seller employment as employees of Buyer or an Affiliate of Buyer other than any of such employees mutually agreed upon by Seller and Buyer prior to the date hereof (each such employee who is offered employment by Buyer or an Affiliate of Buyer, accepts such offer of employment, and commences employment with Buyer or an Affiliate of Buyer, a “Transferred Employee”).
(b)With respect to each Transferred Employee, Buyer shall (i) provide a comparable position at the same or a nearby geographic work location, in each case, to those as of the Closing Date, (ii) provide compensation terms in the aggregate that are no less favorable, in all material respects, than the compensation terms in effect for each Transferred Employee immediately prior to Closing (including with respect to base compensation, target bonus opportunities and other compensation and benefits opportunities), and (iii) cause the Employee Benefit Plans of Buyer to be available to the Transferred Employees to the same extent such plans are offered to similarly situated employees of Buyer or its Affiliates, to the extent consistent with, and subject to, the terms and conditions of the Employee Benefit Plans. From and after the Closing, Buyer shall give each Transferred Employee credit for purposes of (1) eligibility to participate and vesting, and (2) for purposes of determining benefit levels or benefit accrual under any severance or paid-time off or vacation policy, of any Employee Benefit Plan of Buyer for the Transferred Employee’s service with the Seller to the same extent recognized by the Seller as of immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service. Seller shall be liable for any severance, change-of-control, or other payments required to be made to persons who were its employees immediately prior to Closing that arise prior to or on the Closing or in connection with the termination of such employees by Seller on the Closing Date. Buyer will be liable for any employment actions taken by Buyer with respect to Buyer’s employment of the Transferred Employees after the Closing Date that result in any Liability under any employment or labor Laws.
(c)Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote, or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such Transferred Employees.
(d)Effective as of the Closing, or on such later date that any such Transferred Employee ceases active participation in any Seller Employee Benefit Plan, Seller (or, if applicable, Seller’s Affiliate) will remain liable for all eligible claims for benefits under such Seller Employee Benefit Plan that are accrued by such Transferred Employee prior to the date that such Transferred Employee ceases active participation in such Seller Employee Benefit Plan.

(e)Seller shall be responsible for providing all notices and continuation coverage required under COBRA or any similar Law of any state (the “COBRA Continuation Coverage”) to all employees of Seller, including current and former employees of Seller or any of its Affiliates and beneficiaries of all such employees who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulations § 54.4980B-9) or any similar Law of any state as a result of the consummation of the transactions contemplated herein, provided that nothing herein shall prevent Seller from terminating its Employee Health Plan following the Closing. If Buyer becomes a “successor employer” (as such term is defined in Treasury Regulations § 54.4980B-9), then Buyer shall assume Seller’s obligations to make COBRA Continuation Coverage available to the M&A Qualified Beneficiaries.
(f)Effective as of immediately prior to the Closing, Seller shall (and the Owners shall cause Seller to) terminate the employment or service of each Transferred Employee and take all necessary action such that the Transferred Employees shall cease active participation in and accrual of benefits under the Employee Benefit Plans (other than as required under COBRA). From and after the Closing, Seller hereby waives and agrees not to enforce any non-competition, non-solicitation, confidentiality, or other similar restrictions imposed on the Transferred Employees pursuant to any employment or similar agreement between Seller and any of the Transferred Employees or pursuant to any applicable Law, to the extent necessary to enable (i) Buyer to employ the Transferred Employees, (ii) Buyer to purchase the Purchased Assets, and (iii) the Transferred Employees to solicit and service the customers of the Business and service new business on behalf of Buyer.
(g)Within a reasonable period of time after the Closing (in accordance with applicable Law) or as otherwise required by the terms of the Seller Employee Benefit Plan, Seller shall pay (and the Owners shall cause Seller to pay) to each employee of Seller (i) all accrued but unpaid salaries, wages, commissions, and bonuses earned by such employee through the Effective Time, (ii) all accrued but unused vacation and other paid time off earned by such employee through the Effective Time, (iii) all severance, separation, or similar benefits or payments owed to such employee arising out of or in connection with such employee’s termination of employment or service with Seller, and (iv) all accrued but unpaid contributions and payments required to be made by Seller under the Seller Employee Benefit Plans through the Effective Time. Seller and the Owners shall retain and remain responsible for all Liabilities, and Buyer shall not assume any Liabilities, arising out of or relating to the Seller Employee Benefit Plans, including any incurred but unreported claims under any Seller Employee Benefit Plan.
(h)This Section 7.01 will be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.01, express or implied, will confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.01. Nothing contained herein, express or implied, will be construed to establish, amend, or modify any Employee Benefit Plan maintained by Buyer or by an Affiliate of Buyer, or any other benefit program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 7.01 will not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 7.02Books and Records.
(a)Seller shall (and the Owners shall cause Seller to), for a period of seven (7) years after the Closing Date, retain and, if requested by Buyer in advance, make reasonably available to Buyer and its Representatives during normal business hours for examination and copying, at Buyer’s expense and upon reasonable notice to Seller, all Tax records relating to the Business. Such records may be destroyed or disposed of prior to the end of such seven (7)-year period; provided, that written notice thereof is first given to Buyer and

Buyer is afforded the reasonable opportunity to make copies (or take possession) of all or any part of such records.
(b)Buyer shall (and shall cause its Affiliates to), for a period of seven (7) years after the Closing Date, retain and, if requested by Seller or the Owners in advance, make reasonably available to Seller, the Owners and their respective Representatives during normal business hours for examination and copying, at Seller’s or the Owners’ expense and upon reasonable notice to Buyer, all records relating to the Business to the extent Seller or the Owners have a business purpose to have access to such records. Such records may be destroyed or disposed of prior to the end of such seven (7)-year period; provided, that written notice thereof is first given to Seller and the Owners and Seller and the Owners are afforded the reasonable opportunity to make copies (or take possession) of all or any part of such records.
Section 7.03Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements or press releases or otherwise communicate with any news media, in each case, in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent will not be unreasonably conditioned, withheld, or delayed), and the Parties will cooperate as to the timing and contents of any such announcement.
Section 7.04Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
Section 7.05Certain Tax Matters.
(a)All transfer, documentary, sales, use, stamp, registration, value added, excise, and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (collectively, the ”Transfer Taxes”) will be borne and paid one-half by Seller and the Owners, jointly and severally, and one-half by Buyer, as and when due, and the Person required by applicable Law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall cooperate in timely providing each other with such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or timely file Tax Returns with respect to, any Transfer Taxes.
(b)Without Seller’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), Buyer shall not, and shall not cause or permit any of its Affiliates to, with respect to the Purchased Assets or the Business (i) take any action on the Closing Date after the Closing outside the Ordinary Course of Business, other than any such action explicitly required by this Agreement, (ii) waive or agree to extend the statute of limitations with respect to the assessment of any Tax pertaining to the Purchased Assets with respect to a taxable period ending on or prior to the Closing Date, or (iii) change any accounting method or adopt any convention with respect to the Purchased Assets that shifts taxable income from a Post-Closing Tax Period to a Pre-Closing Tax Period; provided, that Buyer and the Seller Parties agree that the Seller’s failure to provide its consent to an action set forth in this Section 7.05(b) shall be deemed unreasonable if such action is required under applicable Law.
(c)The Parties hereto agree that Buyer will not be deemed to receive a payment from Seller in exchange for assuming any deferred revenue of Seller.
(d)Seller, the Owners, and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, and Representatives to (i) cooperate reasonably in preparing and timely filing all Tax Returns and paying all Taxes with respect to the Purchased Assets and the Business when due, including maintaining and making available to each other all records reasonably necessary in connection with Taxes with respect to the Purchased Assets and the Business, (ii) cooperate fully in preparing for or defending against any Tax Contest with a

Governmental Authority relating to any Tax Returns of the Business or the Purchased Assets for the Pre-Closing Tax Period or to the transactions contemplated hereby; (iii) make available to the other Parties hereto and to any Governmental Authority, as reasonably requested, all information, records and documents relating to Taxes of the Business or the Purchased Assets; and (iv) furnish the other Parties hereto with timely written notice of, and copies of all correspondence received from any Governmental Authority in connection with, any Tax Contest relating to Taxes of the Business or the Purchased Assets for the Pre-Closing Tax Period or to the transactions contemplated hereby. Notwithstanding anything else to the contrary herein, in no event shall a Seller Party or any Affiliate thereof be required to disclose any consolidated (or similar) Tax Return of, or that includes, any Seller Party or Affiliate thereof.
Section 7.06Further Assurances. Following the Closing, each of the Parties shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 7.07Administration of Accounts. All payments and reimbursements received by Seller, the Owners, or any Affiliate of Seller or the Owners after the Closing Date with respect to accounts receivable or other assets included in the Purchased Assets will be promptly (and in any event within five (5) Business Days) remitted to Buyer without right of set-off, offset, or reduction of any kind. All payments and reimbursements received by Buyer or any Affiliate of Buyer after the Closing Date with respect to any Excluded Asset will be promptly (and in any event within five (5) Business Days) remitted to Seller without right of set-off, offset, or reduction of any kind.
Section 7.08Name Change. As promptly as practicable (and in any event no later than five (5) days) after the Closing Date, Seller shall file (and the Owners shall cause Seller to file) all documents necessary to amend its Organizational Documents and all assumed business name filings to change its name and each assumed name to a name that does not include the words “Aeris Aerobics” or any variation or derivation thereof (collectively, the “Former Name”). From and after the Closing, none of Seller or the Owners or any of their respective Affiliates or Related Parties shall use the Former Name in any commercial enterprise or endeavor.
Section 7.09Restrictive Covenants.
(a)Acknowledgment. Each Seller Party agrees and acknowledges that the restrictions contained in this Section 7.09 are reasonable and necessary to protect the legitimate interest of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. The Parties also acknowledge that any breach or threatened breach of this Section 7.09 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and Buyer shall be entitled to equitable relief in accordance with Section 9.14. In the event of a Proceeding to enforce any of the covenants in this Section 7.09, the prevailing party in such Proceeding will be entitled to be reimbursed for its reasonable attorneys’ fees and expenses incurred with respect to such Proceeding. Each of Seller and the Owners acknowledges and expressly consents to the governing law and exclusive jurisdiction provisions set forth in Section 9.11 and Section 9.12 with respect to this Section 7.09.
(b)Non-Compete; Non-Solicit. In exchange for the consideration set forth in Section 2.06, each Seller Party and each Seller Party’s Affiliate (collectively, the “Restricted Parties”) agree that during the Non-Competition Period, except with the prior written consent of Buyer, the Restricted Parties will not, directly or indirectly, individually or collectively, (i) own, manage, operate, finance, join, control or participate in the ownership, management, financing, operation or control of, or be connected as an officer, director, manager, employee, consultant, partner or otherwise with, any business which, directly or indirectly, competes with the Business or any other business conducted by Seller in the two-year period prior to the Closing in (A) the State of Texas, or (B) any other state in the United States in which Buyer or any Subsidiary of

Buyer is doing business as of the Closing Date, (ii) call on or solicit or engage in business with (with respect to any activity that competes with the Business, but excluding any other matters) any Person who is, at that time, or has been within the two-year period prior thereto or the Closing Date, a customer of the Business or of Seller, Buyer or any of their respective Affiliates, or (iii) employ, engage, recruit or solicit for employment or engagement any officer or employee of Seller, Buyer or their respective Affiliates to work in any business that competes with the Business, other than any of the employees set forth on Schedule 7.10(b)(ii). To the extent permitted by applicable Law, in the event that the provisions of this Section 7.09(b) should ever be deemed to exceed the time, geographic or product limitations or any other limitations permitted by applicable Laws, then such provisions shall be deemed reformed to the maximum permitted by applicable Laws. The Restricted Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing covenants may be inadequate and that Buyer may suffer irreparable harm upon such breach, and in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages. The provisions of this Section 7.09(b) shall not be construed to prohibit (i) the ownership as a passive investment of not more than one percent of the capital stock entitled to vote of any public corporation, (ii) Dulworth Ventures’ operation of its Septic Installation Business in substantially the same manner as of the Closing Date; provided, that Dulworth Ventures’ manufacturing of any precast concrete products shall be a violation of this Section 7.09(b). The Restricted Parties acknowledge and understand that Buyer is and will be relying upon the agreements made by each Seller Party in this Section 7.09(b) in entering into this Agreement and consummating the Transactions. If a Seller Party violates any provision or covenant of this Section 7.09(b), then the duration of the applicable restrictions in this Section 7.09(b) in respect of such Seller Party will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, as finally determined by a court, arbitrator or other tribunal of competent jurisdiction. Each Seller Party agrees that such Person will be responsible for any breach or violation of the provisions of this Section 7.09(b) by any of such Person’s Affiliates.
(c)Non-Disclosure. At all times from and after the Closing Date, each Seller Party will keep secret and retain in strictest confidence and will not, except to such Seller Party’s Representatives who need to know such information to evaluate the Transactions and except with the express prior written consent of Buyer, directly or indirectly disclose, communicate or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary information or material relating to the operations or businesses (including the Business) of Seller, Buyer or their respective Affiliates, that it, he or she may obtain from Buyer, its Affiliates or their respective Representatives. Confidential or proprietary information or material includes the following types of information or material regarding Buyer or its Affiliates: proprietary data processing systems and Software; corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark, and trade name applications, designs, technologies, inventions, know-how, and any litigation or negotiations; marketing information and methods, including sales or product plans, products, product lines, proposed products, pricing policies, fees, strategies, methods, vendors, customers, customer lists, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structures, investors and holdings; operational and scientific information, including trade secrets, technical information, and personnel information, including personnel lists, resumes, personnel data, terms of employment agreements, organizational structure, and performance evaluations (collectively, the ”Proprietary Information”). The restriction contained in the first sentence of this Section 7.09(c) will not apply to any Proprietary Information to the extent that (i) such information hereafter becomes generally available to the public without a breach of this Agreement or any other agreement between such Seller Party and Buyer or any of its Affiliates, (ii) disclosure is made to a Governmental Authority where it is required to disclose such information to such Governmental Authority having jurisdiction over the Parties, or (iii) disclosure is otherwise required by Law so long as reasonable prior notice is given to Buyer of such disclosure (to the extent legally permissible) and a reasonable opportunity is afforded Buyer to contest the same (to the extent legally permitted, and at Buyer’s sole cost and expense). Each Seller Party agrees that such Person will be responsible for any breach or violation of the provisions of this Section 7.09(c) by any of such Person’s Representatives that obtains Proprietary Information from such Person in accordance with this Section 7.09(c).
Section 7.10Apportionment of Taxes. For all purposes of this Agreement, in the case of Taxes (other than Transfer Taxes) that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be (i) in the case of Taxes based on income, gross or net sales, payroll, withholding, payments or receipts, determined under the closing of the books method as if the Straddle Period ended at the close of business on the Closing Date, and (ii) in the case of Taxes other than those described in clause (i), apportioned between Seller and the Owners, on the one hand, and Buyer, on the other hand, based on the number of days of such Tax period included in the Pre-Closing Tax Period and the number of days of such Tax period beginning after the Closing Date. Taxes in the form of interest, penalties or any addition to Tax shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date, and Taxes related or attributable to any action taken by Buyer or any of its Affiliates with respect to the Purchased Assets on the Closing Date after the Closing outside the Ordinary Course of Business (other than any such action explicitly required by this Agreement) shall be treated as attributable to a Post-Closing Tax Period.
Section 7.11Transition Services.
(a)Commencing as of the Effective Time and continuing for six (6) months following the Closing Date, Seller shall, or shall cause the appropriate responsible Person, as applicable, to, provide or make available to Buyer and those individuals or third parties who have a bona fide need for access in connection with the performance of their respective responsibilities at or for the Business, continued, uninterrupted access to Seller’s Quickbooks and Zoho to facilitate the orderly transition of the operation of the Business to Buyer.
(b)Commencing as of the Effective Time and continuing for one (1) year following the Closing Date, Seller authorizes Buyer and its Affiliates, and grants to Buyer and its Affiliates a limited license, to use the name “Dulworth” for certain limited purposes that comply with the how the name was used prior to Closing.
(c)Commencing as of the Effective Time and continuing through December 31, 2026, Seller shall cause Lori Dawn to make herself available to Buyer during normal business hours and consistent with past practice to assist Buyer’s transition of the Business operations from Seller to Buyer.
Section 7.12TERP Equipment. Buyer shall, and shall cause its Affiliates to, provide reasonable access to Seller and the Owners to documentation and information related to the TERP Equipment to allow Seller and the Owners to comply with any Governmental Authority reporting obligations with respect to the TERP Equipment.
Section 7.13Warranty Claims. Buyer shall, and shall cause its Affiliates to, use its commercially reasonable efforts to provide such assistance as Seller and the Owners may reasonably request in connection with any warranty claims that are Excluded Liabilities, provided that such assistance shall be at Seller’s sole cost and expense and Buyer shall not be responsible for, nor be required to pay, any out-of-pocket costs or expenses with respect to any such warranty claims, and shall not be required to provide any replacement products unless Buyer pays for such replacement products at a price agreed to by Buyer in its sole discretion.
Section 7.14Insurance Policies. Within ten (10) days after Closing, Seller shall provide Buyer with reasonable information on all insurance policies that covered Seller, its assets or its directors, officers, managers or employees for the three (3) year period prior to the date hereof other than any such insurance policies that would not constitute Seller Insurance Policies if in effect as of the Closing Date.
Article VIII
INDEMNIFICATION
Section 8.01Survival. All representations, warranties, covenants, and agreements of the Parties set forth in this Agreement will survive the Closing, subject to the following:
(a)Except as otherwise set forth in this Section 8.01, the representations and warranties of the Owners in Article IV and of Seller and the Owners in Article V of this Agreement and the representations and warranties of Buyer in Article VI of this Agreement will survive the Closing and continue in full force and effect until the date that is 18 months after the Closing Date.
(b)The representations and warranties of (i) the Owners in Section 4.01 (Legal Capacity; Enforceability), Section 4.03 (Ownership of Capital Stock), and Section 4.05 (Brokers); (ii) Seller and the Owners in Section 5.01 (Organization and Authority of Seller; Enforceability), clause (a) of Section 5.02 (No Conflicts with Organizational Documents), Section 5.03 (Capitalization; Subsidiaries), Section 5.04 (Title to Assets), Section 5.14 (Taxes), and Section 5.24 (No Brokers), and (iii) Buyer in Section 6.01 (Organization and Authority of Buyer; Enforceability), clause (a) of Section 6.02 (No Conflicts with Organizational Documents), and Section 6.04 (Brokers) ((i), (ii), and (iii) collectively, the “Fundamental Representations”) will survive the Closing and continue in full force and effect until the date that is 30 days after the expiration of the applicable statute of limitations therefore (giving effect to any tolling, waiver, mitigation, or extension thereof). The representations and warranties of Seller and the Owners in Section 5.15 (Environmental Matters) will survive the Closing and continue in full force and effect until the date that is 36 months after the Closing Date. All covenants and agreements contained in this Agreement will survive the Closing for the applicable statute of limitations period plus 30 days.
(c)Notwithstanding anything in this Section 8.01 to the contrary, (i) if written notice of a claim for indemnification shall have been given in accordance with, as applicable, Section 8.05(a) or Section 8.05(b) on or prior to the expiration of the applicable survival period specified therein, the representations, warranties, covenants, and agreements that are the subject of such claim shall survive (with respect to such claim) until such time as such claim has been fully and finally resolved; and (ii) any claim for indemnification based on fraud or intentional misrepresentation shall survive the Closing indefinitely.
Section 8.02Indemnification by Seller and the Owners. Subject to the other terms and conditions of this Article VIII:
(a)Each Owner (and only such Owner) shall indemnify Buyer and its Affiliates and Subsidiaries, and its and their respective equityholders, members, partners, Representatives, successors, and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of the Buyer Indemnified Parties harmless from and against, and shall reimburse and compensate each of the Buyer Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, with respect to, or by reason of:
(i)any inaccuracy in, or breach of, any of the representations or warranties made by such Owner contained in Article IV of this Agreement or in any document or certificate delivered by such Owner in connection therewith; and
(ii)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by such Owner pursuant to this Agreement.

(b)Seller and the Owners, jointly and severally, shall indemnify the Buyer Indemnified Parties against, and shall hold each of the Buyer Indemnified Parties harmless from and against, and shall reimburse and compensate each of the Buyer Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, with respect to, or by reason of:
(i)any inaccuracy in, or breach of, any of the representations or warranties of Seller and the Owners contained in Article V of this Agreement or in any document or certificate delivered by Seller or the Owners in connection therewith;
(ii)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement;
(iii)any Excluded Asset or any Excluded Liability;
(iv)the business, operations, properties, assets or obligations of Seller, Owners or any of their respective Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; and
(v)the matters set forth on Schedule 8.02(b)(v).
Section 8.03Indemnification by Buyer
. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller and the Owners and their respective equityholders, members, partners, Representatives, successors, and assigns (collectively, the ”Seller Indemnified Parties”) against, and shall hold each of the Seller Indemnified Parties harmless from and against, and shall reimburse and compensate each of the Seller Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties, arising out of, with respect to, or by reason of:
(a)any inaccuracy in, or breach of, any of the representations or warranties of Buyer contained in this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement;
(c)any Assumed Liability;
(d)the business, operations, properties, assets or obligations of Buyer or any of its Affiliates in connection with the operation of the Business conducted, existing or arising after the Closing Date, but only to the extent such Losses are not within the scope of Seller’s and the Owners’ indemnification obligations set forth in Section 8.02 (without regard to any limitation herein); and
(e)Buyer’s use of the name “Dulworth” after Closing pursuant to Section 7.11(b).
Section 8.04Certain Limitations. The indemnification obligations of Seller and the Owners in Section 8.02 and of Buyer in Section 8.03 are subject to the following limitations:
(a)No Seller Party shall have any obligation under Sections 8.02(a)(i) or 8.02(b)(i) (other than in respect of any Fundamental Representation of the Owners or in respect of any Fundamental Representation of Seller or the Owners) unless and until the aggregate amount of Losses for which Seller or the Owners are obligated thereunder exceeds $260,000 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible. The maximum aggregate Liability of Seller and the Owners to the Buyer Indemnified Parties for indemnification under Section 8.02(a)(i) and 8.02(b)(i) (other than in respect of any Fundamental Representation of the Owners or in respect of any Fundamental Representation of Seller and the Owners,) shall not exceed an amount equal $5,218,000 (the “Cap”); provided, that the maximum aggregate Liability of Seller and the Owners to the Buyer Indemnified Parties for indemnification under Section 8.02(a)(i) and 8.02(b)(i) (including with respect of the Fundamental Representations of the Owners and in respect of the Fundamental Representations of Seller and the Owners) will not exceed an amount equal to $52,180,000. For the avoidance of doubt, the Indemnity Escrow Amount shall be the initial source of recovery of the Buyer Indemnified Parties for any and all Losses for indemnification claims under Section 8.02, provided that following the exhaustion or other disbursement of which the Buyer Indemnified Parties shall be entitled to recover from Seller and the Owners (subject to the other limitations set forth in this Agreement). The limitations set forth in this Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to, or by reason of any claim based on Fraud on the part of Seller or the Owners.
(b)Buyer will not have any obligation under Sections 8.03(a) (other than in respect of any Fundamental Representation of Buyer) unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Deductible, and then only for the amount of such Losses in excess of the Deductible. The maximum aggregate Liability of Buyer to the Seller Indemnified Parties for indemnification under Section 8.03(a) (other than in respect of any Fundamental Representation of Buyer) will not exceed an amount equal to the Cap; provided, that the maximum aggregate Liability of Buyer to the Seller Indemnified Parties for indemnification under Section 8.03(a) (including in respect of the Fundamental Representations of Buyer) will not exceed an amount equal to the Purchase Price. For the avoidance of doubt, the limitations set forth in this Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of any claim based on Fraud on the part of Buyer.
(c)The calculation of any indemnifiable Loss under this Article VIII will reflect the amount of any insurance proceeds actually received by the Indemnified Party in respect of such Loss, net of the costs and expenses incurred by the Indemnified Party to collect any such insurance proceeds (including reasonable attorneys’ fees and expenses and any deductibles or self-insured retentions, any increases in premium, or any retroactive premium adjustments related to obtaining such insurance proceeds) (collectively, the ”Recovery Costs”), it being understood and agreed that no Indemnified Party shall have any obligation to seek recovery under any insurance policy prior to making any claim for indemnification hereunder. If subsequent to receiving any indemnification payment as provided in this Article VIII in respect of any indemnifiable Loss hereunder, the Indemnified Party receives any insurance proceeds in respect of such indemnifiable Loss, which when combined with such indemnification payment exceed the aggregate amount of such indemnifiable Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount of the insurance proceeds received by the Indemnified Party, less the Recovery Costs applicable thereto.
(d)To the extent required by applicable Law, each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate any Losses subject to indemnification pursuant to this Article VIII after becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses; provided, however, that in connection with the foregoing, no Party shall be obligated to (i) initiate any Proceeding, (ii) assume or incur any material Liability, (iii) pursue any recovery against any of its material customers, material vendors, or other key business relationships, (iv) exhaust all remedies under any insurance policies prior to seeking indemnification under this Agreement, or (v) take any other action that would reasonably be expected to disrupt or otherwise affect in any material respect Buyer’s or any other Buyer Indemnified Party’s business or operations in connection therewith.
(e)Notwithstanding anything to the contrary herein, for the purpose of determining the amount of Losses that are the subject matter of a claim for indemnification by any Indemnified Party hereunder (but not for the purpose of determining whether there has been an inaccuracy in, or breach of, any representation or warranty made by a Party hereunder), each representation and warranty made by a Party hereunder shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect”, “material adverse effect”, “in all material respects”, or similar qualifiers as if such words and surrounding related words (e.g., “reasonably be expected to”, “could have”, “would have”, and similar restrictions and qualifiers) were deleted from such representation, warranty, covenant, or agreement; provided, however, that this Section 8.04(e) shall not apply to the term “Material Contract” as used in this Agreement or the term “Material Adverse Effect” contained in Section 5.10(v) of this Agreement.
(f)In no event shall an Indemnifying Party (as defined below) be liable for Losses that are in the nature of punitive, exemplary, incidental, consequential, special, or indirect damages, whether based on contract, tort, strict liability, other Law or otherwise, except to the extent that such damages are actually payable by the Indemnified Party (as defined below) in connection with a Third Party Claim (as defined below).
(g)Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, none of the limitations on indemnification set forth in this Section 8.04 shall apply to any indemnification claims arising out of, relating to, or resulting from Fraud.
(h)Notwithstanding anything in this Agreement to the contrary, no Seller Party shall have any indemnification or other obligation to the Buyer Indemnified Parties (or their Affiliates) for any Losses or Taxes that (i) are attributable to Transfer Taxes required to be borne by Buyer under Section 2.11 and Section 7.05(a), or (ii) are taken into account in the calculation of the Purchase Price (as finally determined).
Section 8.05Indemnification Procedures.
(a)Third Party Claims.
(i)If any third party notifies any Party (the ”Indemnified Party”) with respect to any matter (a ”Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the ”Indemnifying Party”) under this Article VIII, the Indemnified Party shall give the Indemnifying Party prompt (and in any event within 30 days) written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party(ies) of its indemnification obligations, except and only to the extent that the Indemnifying Party(ies) demonstrates that the Indemnifying Party’s(ies’) ability to defend or resolve such Third Party Claim is adversely affected thereby. Such written notice by the Indemnified Party shall describe in reasonable detail (based on information then available to the Indemnified Party) the Third Party Claim and the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(ii)An Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party, within 30 days after the Indemnified Party has given notice of the

Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense of such Third Party Claim; provided, that if the Indemnifying Party assumes control of such defense it must first acknowledge in such notice the Indemnifying Party’s(ies’) indemnification obligations hereunder, subject to the limitations and other provisions of this Article VIII, (B) the Indemnifying Party conducts the defense of the Third Party Claim in good faith and at its own cost and expense, and (C) the Third Party Claim (1) does not involve injunctive, equitable, or other non-monetary relief against the Indemnified Party that is reasonably likely to be granted, (2) is not one in which the Indemnified Party reasonably determines, after consultation with its counsel, that use of the counsel selected by the Indemnifying Party to represent the Indemnified Party would be reasonably likely to present such counsel with a conflict of interest, (3) does not involve monetary damages in excess of the then-remaining balance of the Indemnity Escrow Amount, and (4) does not relate to or otherwise arise in connection with any criminal or regulatory Proceeding or any Proceeding in respect of Taxes or by any Governmental Authority.
(iii)The Indemnified Party may retain separate co-counsel at its sole cost and expense, except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel (A) to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest or (B) to the extent incurred (x) prior to the date the Indemnifying Party effectively assumes control of the defense of such Third Party Claim or (y) during the pendency of such Third Party Claim if the Indemnifying Party requests any cooperation or assistance from the Indemnified Party or the Indemnified Party is otherwise requested or required to participate in any aspect of such Third Party Claim.
(iv)The Indemnifying Party(ies) will not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (which such consent may not be unreasonably withheld, conditioned, or delayed) unless such judgment, compromise, or settlement (A) provides for the payment by the Indemnifying Party(ies) of monetary damages as the sole relief for the claimant(s) therein and includes the concurrent payment thereof by the Indemnifying Party, (B) includes, as a condition to any settlement or other resolution, a complete and irrevocable general release of the Indemnified Party and its Affiliates from all Liabilities in respect of such Third Party Claim, and (C) involves no admission of wrongdoing by the Indemnified Party or any of its Affiliates and, without limiting the generality of the foregoing, no finding or admission of any violation of any Law or the rights of any Person by the Indemnified Party or any of its Affiliates.
(v)In the event that the Indemnifying Party fails to assume the defense of a Third Party Claim in accordance with Section 8.05(a)(ii) or following the Indemnifying Party’s assumption of the defense of a Third Party Claim in accordance with Section 8.05(a)(ii) any of the conditions set forth in Section 8.05(a)(ii) becomes unsatisfied with respect to such Third Party Claim, then the Indemnified Party may assume control of the defense of such Third Party Claim pursuant to the terms of this Article VIII, and will not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (which such consent may not be unreasonably withheld, conditioned, or delayed).
(b)Direct Claims. If an Indemnified Party has a claim for indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party(ies) of its indemnification obligations, except and only to the extent that the Indemnifying Party(ies) demonstrates that the Indemnifying Party’s(ies’) ability to defend or resolve such Direct Claim is materially and adversely affected thereby. Such notice by the Indemnified Party shall describe in reasonable detail (based on information then available to the Indemnified Party) the Direct Claim and the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (the ”Claimed Amount”). Within 30 days after delivery of such notice, the Indemnifying Party(ies) shall deliver to the Indemnified Party a written response in which the Indemnifying Party(ies) shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party(ies) of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the ”Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party(ies) of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party(ies) timely disputes the payment of all or part of the Claimed Amount, then the Indemnifying Party(ies) and the Indemnified Party may assert all rights available to such Party hereunder.
Section 8.06Additional Indemnification Provisions. Each Party acknowledges and agrees that the representations, warranties, covenants, and agreements in this Agreement are the product of negotiations among the Parties and represent an agreed-upon contractual allocation of risk among the Parties. Each Party shall be entitled to rely upon, and shall be deemed to have relied upon, all of the representations, warranties, covenants, and agreements of each other Party set forth herein (as qualified by the Schedules hereto). In no event may any Party recover more than once based on claims arising from the same set of facts, or for any matter to the extent such matter is accounted for in the Estimated Closing Statement or the Closing Statement.
Section 8.07Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by applicable Law.
Section 8.08Exclusive Remedy. Except for (a) the remedies of specific performance or injunctive or other equitable relief, (b) claims for Fraud, or (c) other remedies expressly provided in this Agreement (including Section 9.14 with respect to the enforcement of the covenants in Section 7.09) or in the other Transaction Documents, each of the Parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.
Article IX
MISCELLANEOUS
Section 9.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such costs and expenses.
Section 9.02Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective

Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):
If to Seller or the Owners:
Dulworth Enterprises, Inc.
5021 SE McKinney Street
Rice, Texas 75155
Email: dulworth66@gmail.com
Attention: Tommy Dulworth, Clint Dulworth, and Matt Dulworth
and

with a copy (which will not constitute notice) to:
Faegre Drinker Biddle & Reath LLP
90 South Seventh Street, Suite 2200
Minneapolis, MN 55402
Attention: Ben Stacke; Jon Nygren
Email: ben.stacke@faegredrinker.com; jon.nygren@faegredrinker.com
If to Buyer:
CXT Incorporated
415 Holiday Drive
Pittsburgh, PA 15220
Attention: Alex DelVecchio, Deputy General Counsel
Email: adelvecchio@lbfoster.com

with a copy (which will not constitute notice) to:
L. B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220
Attn: President
Section 9.03Interpretation. For purposes of this Agreement: (a) the definition of terms herein shall apply equally to the singular and the plural; (b) any pronoun shall include the corresponding masculine, feminine, and neuter forms; (c) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”; (d) the word “or” is not exclusive; (e) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole; and (f) the words “will” and “shall” have equal force and effect. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules, and Exhibits mean the Articles and Sections of, and Schedules, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations shall be made, in accordance with GAAP.
Section 9.04Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any modifications, qualifications, or exceptions to any representation or warranty disclosed on one Schedule will be deemed to be disclosed and incorporated under each such other applicable Schedule, without requiring a specific cross-reference to such disclosure made on another Schedule, if such disclosure would be appropriate and the relevance of such disclosure is reasonably apparent on the face of the disclosure (without any independent review or knowledge). The information contained in the Schedules will not be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract).
Section 9.05Tables and Headings. The table of contents, table of defined terms, and headings set forth in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.06Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.07Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter in any way. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.
Section 9.08Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, Buyer (a) may assign and delegate, in whole or in part, its rights but not its obligations pursuant to this Agreement to its Affiliates, (b) may assign and delegate this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Buyer or in connection with a sale of substantially all of the equity securities or assets of Buyer, and (c) may assign any or all of its respective rights pursuant to this Agreement or any of the other Transaction Documents to any of its lenders as collateral security.
Section 9.09No Third Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.10Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
Section 9.11Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
Section 9.12Consent to Jurisdiction and Service of Process. Subject to the dispute resolution procedures set forth in Section 2.09, to Buyer’s right to seek equitable relief as contemplated by Section 9.14, and each Party’s right to seek equitable relief as contemplated by Section 9.14, each of the Parties irrevocably and unconditionally: (a) agrees that any action, suit, or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, whether based in contract, tort, or any other legal theory, shall be brought exclusively in the Chancery Court of the State of Delaware or, if the foregoing court does not have subject matter jurisdiction or declines to accept jurisdiction over a particular matter, then any state or federal court located in the State of Delaware, and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Chosen Courts”); (b) consents and submits to the exclusive personal jurisdiction and venue of the Chosen Courts in any such action, suit, or proceeding; (c) waives, to the fullest extent permitted by applicable Law, and agrees not to assert, any claim, defense, or objection to the venue of the Chosen Courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal or transfer of any such action, suit, or proceeding to any court other than the Chosen Courts; and (e) consents to service of process on such party in the manner provided in Section 9.02 (provided, that nothing in this clause (e) shall affect the right of any party thereto to serve legal process in any other manner permitted by applicable Law).
Section 9.13WAIVER OF RIGHT TO JURY TRIAL. EACH OF THE PARTIES HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. ACCORDINGLY, EACH OF THE PARTIES HEREBY IRREVOCABLY, UNCONDITIONALLY, AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.14Equitable Remedies
. The Parties agree that irreparable and ongoing damages, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, each Party shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to seek injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of posting a bond or other security or of proving actual damages.
Section 9.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall have the same legal effect as delivery of an original signed copy of this Agreement.
Section 9.16Legal Representation.
(a)Each of the Parties acknowledges and agrees that Faegre Drinker Biddle & Reath LLP (“Existing Counsel”) has acted as counsel for the Seller and the Owners and may have acted as counsel for their Affiliates in connection with this Agreement and the Transactions (the “Acquisition Engagement”).
(b)Each of the Parties acknowledges and agrees that all confidential communications between Seller, the Owners or any of their respective Affiliates, on the one hand, and Existing Counsel, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller, the Owners and their respective Affiliates, and shall not pass to or be claimed, held, or used by Buyer or any of its Affiliates upon or after the Closing. Accordingly, Buyer shall not have access to any such communications, or to the files of Existing Counsel or such internal counsel relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Existing Counsel or such internal counsel in respect of the Acquisition Engagement constitute property of the client, only the Seller, the Owners and their respective Affiliates shall hold such property rights, and (ii) Existing Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or any of its Affiliates. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates shall have the right to assert or waive any attorney-client privilege with respect to any communication between Seller or the Owners, on the one hand, and Existing Counsel, on the other hand, that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates shall be entitled to waive such privilege only with the prior written consent of the Seller or the applicable Owner.
(c)Each of the Parties acknowledges and agrees that Existing Counsel may continue to represent the Seller, the Owners or any of their respective Affiliates in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates expressly: (i) consents to Existing Counsel’s representation of the Seller, each of the Owners and each of their respective Affiliates in any matter, including any post-Closing matter in which the interests of Buyer or any of its Affiliates, on the one hand, and the Seller, the Owners or any of their respective Affiliates, on the other hand, are adverse, including any matter relating to the Transactions, and whether or not such matter is one in which Existing Counsel may have previously advised the Seller, the Owners or any of their respective Affiliates; and (ii) consents to the disclosure by each Existing Counsel to the Seller, the Owners or any of their respective Affiliates of any information learned by Existing Counsel in the course of its representation of the Seller, the Owners or any of their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Existing Counsel’s duty of confidentiality.
(d)Buyer, on behalf of itself and its Affiliates, further covenants and agrees that each shall not assert any claim, and that it hereby waives any claim, against Existing Counsel in respect of legal services provided to or on behalf of the Business by Existing Counsel in connection with the Acquisition Engagement.
(e)Buyer and its Affiliates that acquire the Purchased Assets shall not have any attorney-client relationship with Existing Counsel from and after the Closing, unless and to the extent Existing Counsel is specifically engaged in writing by Buyer to represent such entity after the Closing. Any such representation by Existing Counsel after the Closing shall not affect the foregoing provisions hereof.

(f)The Parties consent to the arrangements in this Section 9.16 and agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 9.16 and not to take or cause their respective Affiliates to take positions contrary to the intent of this Section 9.16. The Parties further agree that Existing Counsel is a third-party beneficiary of this Section 9.16.
[SIGNATURE PAGE FOLLOWS]

The Parties are signing this Agreement effective as of the date first written above.

SELLER:
DULWORTH ENTERPRISES, INC.

By:	/s/ Tommy Dulworth
Name:	Tommy Dulworth
Title:	President

OWNERS:

/s/ Tommy Dulworth
Tommy Dulworth

/s/ Clint Dulworth
Clint Dulworth

/s/ Matt Dulworth
Matt Dulworth

2026 Tommy Dulworth Investment Trust, an irrevocable trust U/T/A August 5, 2026

By:	Capital Gains Tax Solutions NV, LLC
Its:	Trustee

/s/ Brett Swarts
Name:	Brett Swarts
Title:	Managing Member

2026 Matt Dulworth Investment Trust, an irrevocable trust U/T/A August 3, 2026

By:	Capital Gains Tax Solutions NV, LLC
[Signature Page to Asset Purchase Agreement]

Its:	Trustee

/s/ Brett Swarts
Name:	Brett Swarts
Title:	Managing Member

2026 Clint Dulworth Investment Trust, an irrevocable trust U/T/A August 3, 2026

By:	Capital Gains Tax Solutions NV, LLC
Its:	Trustee

/s/ Brett Swarts
Name:	Brett Swarts
Title:	Managing Member

BUYER:
CXT INCORPORATED

By:	/s/ Robert Ness
Name:	Robert Ness
Title:	President
[Signature Page to Asset Purchase Agreement]

SCHEDULES OMITTED

SCHEDULE 2.01	PURCHASE AND SALE
SCHEDULE 2.02	EXCLUDED ASSETS
SCHEDULE 2.05	CONSENTS OF THIRD PARTIES
SCHEDULE 2.09	ALLOCATION OF PURCHASE PRICE
SCHEDULE 2.09	ALLOCATION METHODOLOGY
SCHEDULE 6.04	BROKERS
SCHEDULE 7.10(b)(ii)	NON-COMPETE; NON-SOLICIT
SCHEDULE 8.02(b)(v)	SPECIFIC INDEMNITY
SCHEDULE 4.02	CONFLICTS; CONSENTS (OWNERS)
SCHEDULE 5.01	ORGANIZATION AND AUTHORITY OF SELLER; ENFORCEABILITY
SCHEDULE 5.02	NO CONFLICTS; CONSENTS (SELLER)
SCHEDULE 5.03	CAPITALIZATION; SUBSIDIARIES
SCHEDULE 5.04	TITLE TO ASSETS
SCHEDULE 5.05	CONDITION AND SUFFICIENCY OF PURCHASED ASSETS
SCHEDULE 5.06	COMPLIANCE WITH LAWS
SCHEDULE 5.07	PERMITS
SCHEDULE 5.08	INDEBTEDNESS
SCHEDULE 5.09	FINANCIAL STATEMENTS
SCHEDULE 5.10	ABSENCE OF CERTAIN CHANGES OR EVENTS
SCHEDULE 5.11	PROCEEDINGS
SCHEDULE 5.12	SELLER EMPLOYEE BENEFIT PLANS
SCHEDULE 5.13	EMPLOYMENT AND LABOR MATTERS
SCHEDULE 5.14	TAXES
SCHEDULE 5.15	ENVIRONMENTAL MATTERS
SCHEDULE 5.16	INTELLECTUAL PROPERTY
SCHEDULE 5.19	MATERIAL CONTRACTS
SCHEDULE 5.20(a)	GOVERNMENT CONTRACTS
SCHEDULE 5.21	INSURANCE
SCHEDULE 5.22	REAL PROPERTY
SCHEDULE 5.23	AFFILIATE TRANSACTIONS
SCHEDULE 5.24	NO BROKERS
SCHEDULE 5.26(c)	INVENTORIES; WARRANTIES AND RETURNS; PRODUCT LIABILITY
SCHEDULE 5.27(a)	BANK ACCOUNTS
SCHEDULE 5.28(a)	CUSTOMERS AND SUPPLIERS
SCHEDULE 5.29	WORK IN PROCESS; BIDS; PAYMENT AND PERFORMANCE BONDS